Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Insight Acquisition Corp.

Avila Amalco Sub Inc.

and

Avila Energy Corporation

Dated as of April 3, 2023

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TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

INDEX OF EXHIBITS

Exhibit A	Plan of Arrangement
Exhibit B	Forward Purchase Agreement
Exhibit C	A&R Sponsor Agreement
Exhibit D	Company Support & Lock-Up Agreement
Exhibit E	A&R SPAC Registration Rights Agreement
Exhibit F	Arrangement Resolution

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2023 by and among:

A.	Insight Acquisition Corp., a Delaware corporation (the “SPAC”);

B.	Avila Amalco Sub Inc., an Alberta corporation (“Amalco Sub”); and

C.	Avila Energy Corporation, an Alberta corporation (the “Company”).

The SPAC, Amalco Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meaning set forth in ARTICLE XIII.

RECITALS:

WHEREAS, the SPAC is a blank check company incorporated in Delaware and formed for the sole purpose of consummating an initial business combination, as such term is used in the final prospectus of the SPAC, dated as of September 27, 2021 (the “IPO Prospectus,” and such initial business combination, the “Business Combination”);

WHEREAS, Amalco Sub is a wholly-owned, direct Subsidiary of the SPAC, and was newly formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Amalgamation;

WHEREAS the Parties intend to carry out the Business Combination, which shall include the Amalgamation, by way of an arrangement on the terms and subject to the conditions set forth in a plan of arrangement under Section 193 of the Business Corporations Act (Alberta) (“ABCA”), substantially in the form attached hereto as Exhibit A (the “Plan of Arrangement”), and in accordance with the terms of this Agreement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the SPAC, each acting reasonably (such arrangement, the “Arrangement”);

WHEREAS, on the terms and subject to the conditions of this Agreement and the Plan of Arrangement:

A.

prior to the Closing, the SPAC will continue (the “SPAC Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the ABCA (the SPAC is sometimes referred to herein for the periods at and after the SPAC Continuance, the “AB PubCo”); and

B.

at least one Business Day following the SPAC Continuance, and in accordance with the applicable provisions of the ABCA, Amalco Sub and the Company will merge to form one corporate entity with the same effect as if they had amalgamated under Section 181 of the ABCA (the “Amalgamation”), and as a result of the Amalgamation, (i) each Company Share issued and outstanding immediately prior to the Amalgamation Effective Time will be automatically exchanged for the right to receive a number of AB PubCo Common Shares equal to the Conversion Ratio, and (ii) each Company Option and Company Warrant issued and outstanding immediately prior to the Amalgamation Effective Time will be assumed by AB PubCo and shall be converted into a Converted Option and Converted Warrant, respectively, and (iii) each Company Debenture issued and outstanding immediately prior to the Amalgamation Effective Time (for the avoidance of doubt, excluding the Forced Conversion Company Debentures) will be amended to be convertible for common shares of the Avila Surviving Company, which common shares of the Avila Surviving Company, upon issuance following exercise of the applicable Company Debenture, will be immediately and automatically exchanged for an equivalent number of AB PubCo Common Shares;

WHEREAS, in accordance with the terms hereof, the SPAC shall provide an opportunity for the SPAC Shareholders to have their issued and outstanding SPAC Shares redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC’s Organizational Documents in connection with obtaining the Required SPAC Shareholder Approval;

WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) as a result of, and following, the SPAC Continuance, AB PubCo will be treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code (the “Inversion”), and (ii) the SPAC Continuance will be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Intended SPAC Tax Treatment”), and further intends that, to the greatest extent permitted by Law, (iii) the Amalgamation will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Company Tax Treatment”, and together with the Intended SPAC Tax Treatment, the “Intended Tax Treatment”), (iv) each of the Parties will be a party to the reorganization under Section 368(b) of the Code, and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, the SPAC Board has unanimously (i) determined that it is in the best interests of the SPAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, including the SPAC Continuance and the Amalgamation, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder be submitted to the SPAC Shareholders for their approval;

WHEREAS, the Company Board has unanimously (i) determined that it is fair to and in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved this Agreement, the Ancillary Documents to which it is a party, and the transactions contemplated hereunder and thereunder, including the Amalgamation, on the terms and subject to the conditions of this Agreement, and (iii) agreed to recommend that the Company Shareholders vote in favor of the Arrangement Resolution;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the SPAC and Meteora Capital Partners or its affiliates (collectively, “Meteora”) have entered into a Forward Share Purchase Agreement, substantially in the form attached hereto as Exhibit B (the “Forward Purchase Agreement”), pursuant to which Meteora (i) has committed to purchase and, as of the Closing Date, to hold a certain number of SPAC Shares, and (ii) has agreed that it may purchase additional SPAC Shares from other SPAC Shareholders.

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Insight Acquisition Sponsor LLC (the “Sponsor”) and the SPAC Insiders have executed and delivered to the SPAC and the Company an amendment and restatement to the Sponsor Agreement, dated September 1, 2021, by and among the Sponsor, the SPAC Insiders and the SPAC, substantially in the form attached hereto as Exhibit C (the “A&R Sponsor Agreement”), pursuant to which, among other things, the Sponsor and each of the SPAC Insiders have agreed (i) to vote any SPAC Shares held by it or him in favor of the proposed transactions contemplated by this Agreement, (ii) to not redeem any SPAC Shares held by it or him in connection with such approval and (iii) to certain lock-up restrictions with respect to any AB PubCo Shares to be received by it or him hereunder (including Designated Earnout Shares, if any), on the terms and subject to the conditions set forth therein;

WHEREAS, as a condition and inducement to the SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Company Earnout Participants have executed and delivered to the SPAC and the Company a Support & Lock-Up Agreement, substantially in the form attached hereto as Exhibit D (the “Company Support & Lock-Up Agreements”), pursuant to which, among other things, (i) the Core Company Securityholder has agreed to vote any Company Shares held by him in favor of (A) the approval of the Plan of Arrangement and the Arrangement Resolution, (B) the Company Shareholder Approval Matters, and (C) the proposed transactions contemplated by this Agreement, (ii) the Core Company Securityholder has agreed to certain lock-up restrictions with respect to the AB PubCo Common Shares to be received by him hereunder (including Company Earnout Shares, if any) and (iii) each of the other Company Earnout Participants have agreed to certain lock-up restrictions with respect to the Company Earnout Shares to be received by him or her hereunder, if any, in each case on the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition and inducement to the SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company, the SPAC, the Sponsor, Cantor Fitzgerald & Co. (“Cantor”) and Odeon Capital Group, LLC (“Odeon”) have executed and delivered an amendment and restatement to the Registration Rights Agreement, dated September 1, 2021, by and among the SPAC, the Sponsor, Cantor and Odeon, substantially in the form attached hereto as Exhibit E (the “A&R SPAC Registration Rights Agreement”), pursuant to which the Sponsor, Cantor and Odeon have been granted certain registration rights with respect to the AB PubCo Shares to be received by such Persons hereunder (including Designated Earnout Shares, if any), on the terms and subject to the conditions set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

PLAN OF ARRANGEMENT

1.1	Plan of Arrangement.

The Company and the SPAC agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. The Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

1.2	Interim Order.

No later than three (3) Business Days after the Registration Statement has been declared effective by the SEC, the Company shall apply in a manner reasonably acceptable to the SPAC pursuant to Section 193 of the ABCA and, in cooperation with the SPAC, prepare, file and diligently pursue a motion for the Interim Order, which must provide, among other things:

(a)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval for the Arrangement Resolution shall be two-thirds of the votes cast on such resolution by the Company Shareholders present in person or represented by proxy at the Company Meeting;

(c)

that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law;

(d)

that, in all other respects, the terms, restrictions and conditions of the Company’s Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e)	for the grant of Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court; and

(h)	for such other matters as the SPAC may reasonably require, subject to obtaining the prior consent of the Company, acting reasonably.

1.3	The Company Meeting.

The Company shall:

(a)

subject to and in accordance with the terms of this Agreement, the Interim Order, the Company’s Organizational Documents and Law, convene and conduct the Company Meeting within twenty (20) days following receipt of the Interim Order, and set the record date for the Company Shareholders entitled to vote at the Company Meeting as promptly as practicable, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the SPAC, acting reasonably, or as required by Law or by a Governmental Authority;

(b)

subject to the terms of this Agreement and compliance by the directors and officers of the Company with their fiduciary duties, use commercially reasonable efforts to solicit proxies in favor of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the SPAC and at the Company’s sole expense, using proxy solicitation services firms to solicit proxies in favor of the approval of the Arrangement Resolution; provided, however, that the Company shall not be obligated to solicit proxies in favor of the Arrangement Resolution in the event that the Company Board withdraws or modifies the Company Board Recommendation in accordance with Section 6.8;

(c)	give notice to the SPAC of the Company Meeting and allow the SPAC’s representatives and legal counsel to attend the Company Meeting;

(d)

as promptly as reasonably practicable, advise the SPAC, at such times as the SPAC may reasonably request and at least on a daily basis on each of the last ten Business Days prior to the date of the Company Meeting, and promptly following receipt of proxy tallies over the last three Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and provide the right to the SPAC to demand postponement or adjournment of the Company Meeting if, based on the tally of proxies, the Company will not receive the Required Company Shareholder Approval; provided that the Company Meeting, so postponed or adjourned, shall not be later than five (5) Business Days prior to the Outside Date;

(e)

promptly advise the SPAC of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and any purported exercise or withdrawal of Dissent Rights by Company Shareholders; and

(f)	not make any payment or settlement offer, or agree to any payment or settlement with respect to Dissent Rights, without the prior written consent of the SPAC, acting reasonably.

1.4	The Company Circular.

(a)

Subject to the SPAC’s compliance with Section 1.4(c), the Company shall as promptly as reasonably practicable prepare and complete, in consultation with the SPAC as contemplated by this Section 1.4(a), the Company Circular together with any other documents required by Law in connection with the Company Meeting, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Persons as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 1.3.

(b)

The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by the SPAC for purposes of inclusion in the Company Circular pursuant to Section 1.4(c)) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Company Fairness Opinion (if obtained pursuant to Section 6.6); (ii) a statement that the Company Board has determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders and the Company Board unanimously recommends that Company Shareholders vote in favor of the Arrangement Resolution (the “Company Board Recommendation”); and (iii) a statement that each executive officer and director of the Company who owns Company Shares or holds Company Options or Company Warrants intends to vote all of such Person’s Company Shares (including any Company Shares issued upon the exercise of any Company Options or Company Warrants) in favor of the Arrangement Resolution.

(c)

The Company shall give the SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall accept the reasonable comments made by the SPAC and its legal counsel, and agrees that all information relating solely to the SPAC or any of its affiliates included in the Company Circular must be in a form consistent with the information provided to the Company by the SPAC. The Company shall provide SPAC with a final copy of the Company Circular in connection with its mailing to Company Shareholders,

(d)

The SPAC shall provide to the Company all information regarding the SPAC and its affiliates as required by the Interim Order or Laws for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The SPAC shall ensure that such information does not include any material misrepresentation concerning the SPAC or its affiliates.

(e)

Each Party shall promptly notify the other Parties if it becomes aware that the Company Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with any other Governmental Authority.

1.5	Final Order.

(a)

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the Required SPAC Shareholder Approval.

1.6	Court Proceedings.

(a)

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the SPAC in diligently pursuing, the Interim Order and the Final Order, and the Company will provide the SPAC and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, prior to the service and filing of such materials, and will accept the reasonable comments of the SPAC and its legal counsel with respect to any information required to be supplied by the SPAC and included in such materials. The Company will not file any material with the Court in connection with the Plan of Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with the SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that the SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Plan of Arrangement. In addition, the Company will not object to legal counsel to the SPAC making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided the SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to the SPAC with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. The Company shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement and the Plan of Arrangement and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the SPAC.

1.7	Plan of Arrangement Steps.

The following shall occur on the terms and subject to the conditions of this Agreement and the Plan of Arrangement.

(a)

Prior to the Closing, the SPAC will consummate the SPAC Continuance, thereby continuing from the State of Delaware to the Province of Alberta under the applicable provisions of the DGCL and the ABCA. Pursuant to the SPAC Continuance, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of AB PubCo as an Alberta corporation, except that each issued and outstanding SPAC Unit that has not been previously separated into SPAC Class A Shares and SPAC Public Warrants prior to the SPAC Continuance shall be converted into securities of AB PubCo as an Alberta corporation identical to one (1) AB PubCo Common Share and one-half (1/2) of one AB PubCo Public Warrant; provided, however, that no such fractional warrants will be issued, and only whole warrants will be issued and each Person who would otherwise be entitled to a fractional warrant (after aggregating all fractional warrants that otherwise would be received by such Person) shall instead have the number of warrants issued to such Person rounded down in the aggregate to the nearest whole warrant, pursuant to the SPAC Continuance. Prior to consummating the SPAC Continuance, the SPAC will allow the Company reasonable time to review and comment on the documents needed to effectuate the SPAC Continuance, including the Organizational Documents of AB PubCo as an Alberta corporation as a result of the SPAC Continuance (the “AB PubCo Organizational Documents”), which documents will be in a form reasonable acceptable to the SPAC and the Company. For the avoidance of doubt, the Parties agree that references in this Agreement to the “SPAC” shall refer to the SPAC before giving effect to the SPAC Continuance and references in this Agreement to the “AB PubCo” shall refer to such entity after giving effect to the SPAC Continuance.

(b)

At least one Business Day following the SPAC Continuance, and in accordance with the Plan of Arrangement and the applicable provisions of the ABCA, Amalco Sub and the Company will consummate the Amalgamation, pursuant to which Amalco Sub and the Company will amalgamate to form one corporate entity with the same effect as if they had amalgamated under Section 181 of the ABCA (the resulting corporate entity is sometimes referred to herein for the periods at and after the Amalgamation Effective Time as the “Avila Surviving Company”).

(c)	Immediately following the Amalgamation, AB PubCo shall effect the Redemption.

1.8	Articles of Arrangement; Amalgamation Effective Time.

(a)	The Articles of Arrangement shall implement the Plan of Arrangement.

(b)

The Parties shall cause the Amalgamation to be consummated by filing the Articles of Amalgamation for the amalgamation of Amalco Sub with the Company, in a form to be mutually agreed upon by the Company and the SPAC (the “Articles of Amalgamation”), pursuant to the provisions of the ABCA (the time of such filing, or such other time as the Company and the SPAC may agree in writing and specify in the Articles of Amalgamation, being the “Amalgamation Effective Time”).

1.9	Effect of the Arrangement.

At the Amalgamation Effective Time, the effect of the Amalgamation shall be as provided in this Agreement, the Plan of Arrangement, the Articles of Amalgamation and the applicable provisions of the ABCA. Without limiting the generality of the foregoing, and subject thereto, at the Amalgamation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Amalco Sub and the Company shall be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Avila Surviving Company, which shall include the assumption by the Avila Surviving Company of any and all agreements, covenants, duties and obligations of Amalco Sub and the Company set forth in this Agreement to be performed after the Amalgamation Effective Time.

1.10	Organizational Documents.

(a)

At the Amalgamation Effective Time, by virtue of the Amalgamation, the Company Organizational Documents, each as in effect immediately prior to the Amalgamation Effective Time, shall become the Organizational Documents of the Avila Surviving Company, except that the name of the Avila Surviving Company in such Company Organizational Documents shall be amended to differentiate the entity from AB PubCo’s post-Closing name.

(b)

Subject to the receipt of the Required SPAC Shareholder Approval, at the Amalgamation Effective Time, AB PubCo will amend and restate the AB PubCo Organizational Documents (as amended and restated, the “A&R AB PubCo Organizational Documents”) to be in a form mutually agreed between the Company and the SPAC, which AB PubCo Organizational Documents will, among other things, (i) provide that the name of AB PubCo will be changed to “Avila Energy Inc.,” (ii) provide for the size and structure of the Post-Closing AB PubCo Board to be in accordance with Section 6.17, (iii) remove and revise certain provisions in the Organizational Documents of the SPAC related to the SPAC’s status as a blank check company, (iv) eliminate the SPAC Class B Shares (which shall have converted into AB Pubco Common Shares on a one-for-one basis in accordance with the AB PubCo Organizational Documents), and (v) redesignate AB PubCo Class A Stock as “common shares” (i.e., the “AB PubCo Common Shares,” as defined herein).

1.11	Directors and Officers.

(a)

At the Amalgamation Effective Time, by virtue of the Amalgamation, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Avila Surviving Company, with each such director to hold office in accordance with the Organizational Documents of the Avila Surviving Company, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, with each such officer to hold office in accordance with the Organizational Documents of the Avila Surviving Company.

(b)

Subject to the receipt of the Required SPAC Shareholder Approval, the Parties shall cause the board of directors of AB PubCo as of immediately following the Closing to consist of those individuals contemplated by Section 6.17(a), each to hold office in accordance with the ABCA and the A&R AB PubCo Organizational Documents until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

1.12	Amalgamation Consideration.

As consideration for the Amalgamation, the SPAC shall issue, and the Company Securityholders collectively shall be entitled to receive, in accordance with Section 1.13, AB PubCo Securities consisting of 12,528,000 AB PubCo Common Shares (such aggregate number of AB PubCo Common Shares, the “Shareholder Amalgamation Consideration”), in addition to the Converted Options and Converted Warrants and the Amended Debentures (collectively, the “Amalgamation Consideration”).

1.13	Effect of Amalgamation on Company Securities.

(a)

At the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Person, each Company Share issued and outstanding immediately prior to the Amalgamation Effective Time (including, for the avoidance of doubt, Company Shares issued upon the conversion of the Forced Conversion Company Debentures) (the “Effective Time Outstanding Company Shares”) will, subject to the terms and conditions of this Agreement, be automatically exchanged for that number of AB PubCo Common Shares equal to the quotient of (i) the Shareholder Amalgamation Consideration divided by (ii) the Effective Time Outstanding Company Shares (the “Conversion Ratio”). Such exchange shall be effectuated in accordance with Section 1.15.

(b)

At or prior to the Amalgamation Effective Time, the Company’s Board (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions, the form and substance of which resolutions shall be subject to review and approval of the SPAC, and take such other actions as may be required to adjust the terms of all Company Options as necessary to provide that, at the Amalgamation Effective Time, each Company Option issued and outstanding immediately prior to the Amalgamation Effective Time will be converted into an AB PubCo option (a “Converted Option”) (i) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option and the Company Equity Incentive Plan, a number of AB PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (A) the number of Company Shares underlying such Company Option, multiplied by (B) the Conversion Ratio (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Amalgamation Effective Time divided by (B) the Conversion Ratio.

(c)

At or prior to the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Person, each Company Warrant issued and outstanding immediately prior to the Amalgamation Effective Time will be converted into an AB PubCo warrant (a “Converted Warrant”) (i) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Warrant, a number of AB PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (A) the number of Company Shares underlying such Company Warrant, multiplied by (B) the Conversion Ratio (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the Amalgamation Effective Time divided by (B) the Conversion Ratio.

(d)

At or prior to the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Person, each Company Debenture issued and outstanding immediately prior to the Amalgamation Effective Time (for the avoidance of doubt, excluding the Forced Conversion Company Debentures) will remain outstanding as an obligation of the Avila Surviving Company but will be amended (an “Amended Debenture”) (i) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Debenture, a number of common shares of the Avila Surviving Company (rounded down to the nearest whole share) equal to the product of (A) the number of Company Shares underlying such Company Debenture, multiplied by (B) the Conversion Ratio (ii) at a conversion price per share (rounded up to the nearest whole cent) equal to (A) the conversion price per share of such Company Debenture immediately prior to the Amalgamation Effective Time divided by (B) the Conversion Ratio (which common shares of the Avila Surviving Company, upon issuance following exercise of the applicable Company Debenture, will be immediately and automatically exchanged for AB PubCo Common Shares on a one-for-one basis). For the avoidance of doubt, the Forced Conversion Company Debentures will be converted into Company Shares in accordance with Section 6.7, which Company Shares shall be treated in accordance with Section 1.13(a).

(e)

At the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Person, AB PubCo shall assume all obligations of the Company under each outstanding Converted Option and Converted Warrant (if not previously exercised in accordance with its terms) and the agreements evidencing the grants thereof. As soon as practicable after the Amalgamation Effective Time, AB PubCo shall deliver to the holders of Converted Options and Converted Warrants appropriate notices (the form and substance of which notices shall be subject to review and approval of the SPAC) setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Options and Converted Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.13 after giving effect to the Amalgamation).

(f)

At the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Person, each share of Amalco Sub issued and outstanding immediately prior to the Effective Time shall be exchanged into and become one newly issued, fully paid and nonassessable share of the Avila Surviving Company.

(g)

At the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Person, as consideration for the issuance by AB PubCo of AB PubCo Common Shares described in Section 1.13(a), Avila Surviving Company shall issue to AB PubCo one common share in the capital of Avila Surviving Company for each AB PubCo Common Share issued pursuant to Section 1.13(a).

(h)

The stated capital of the common shares of the Avila Surviving Company will be an amount equal to the total of: (i) the aggregate paid-up capital (as such term is defined in the ITA) of the Company Shares (which in each case, for greater certainty, does not include any paid-up capital attributable to the Company Shares of Company Dissenting Shareholders), and (ii) the aggregate paid-up capital (as such term is defined in the ITA) of the common shares of Amalco Sub.

(i)

There shall be added to the stated capital of the AB PubCo Common Shares an amount equal to the paid-up capital (as such term is defined in the ITA) of the Company Shares described in Section 1.13(a) (which, for greater certainty, does not include any paid-up capital attributable to the Company Shares held by Company Dissenting Shareholders).

1.14	Treasury Stock.

At the Amalgamation Effective Time, if there are any Company Securities that are owned by the Company as treasury securities, such securities shall be canceled without any conversion or exchange thereof and no payment or distribution shall be made with respect thereto.

1.15	Surrender of Company Securities and Payment of Amalgamation Consideration.

(a)

At or prior to the Amalgamation Effective Time, the SPAC shall (i) appoint Continental Stock Transfer & Trust Company as transfer agent and TSX Trust as Canadian co-agent (or other agents reasonably acceptable to the SPAC and the Company) (collectively, the “Exchange Agent”) for the purposes set forth in this Section 1.15 and (ii) deposit, or cause to be deposited, with the Exchange Agent, the Shareholder Amalgamation Consideration to be issued pursuant to the Amalgamation.

(b)

At or prior to the Amalgamation Effective Time, AB PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder holding Company Securities evidenced by Certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) or the Canadian Depository for Securities (“CDS”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged AB PubCo Common Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

(c)

With respect to Book-Entry Shares, including the AB PubCo Common Shares, held through the DTC or CDS, the SPAC and the Company shall cooperate to establish procedures with the Exchange Agent, DTC or CDS to ensure that the Exchange Agent will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the applicable AB PubCo Common Shares to be exchanged for such Book-Entry Shares held through the DTC or CDS, as applicable.

(d)

Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Shareholder Amalgamation Consideration in respect of the Company Shares tendered for exchange, within 30 days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Shares (or a Lost Certificate Affidavit), or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or AB PubCo. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Shareholder Amalgamation Consideration attributable to such Company Certificate.

(e)

If any portion of the Shareholder Amalgamation Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Amalgamation Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Shareholder Amalgamation Consideration, or the Person in whose name such portion of the Shareholder Amalgamation Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or AB PubCo, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)

Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to AB PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of AB PubCo may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AB PubCo or the Company with respect to the Company Shares represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.15(f) shall be treated as a Company Certificate for all purposes of this Agreement.

(g)

After the Amalgamation Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Amalgamation Effective Time, the Transmittal Documents are presented to AB PubCo or the Exchange Agent, the Company Shares and any Company Certificates representing such Company Shares shall be exchanged for the applicable portion of the Shareholder Amalgamation Consideration, and in accordance with the procedures set forth in this Section 1.15. No dividends or other distributions declared or made after the date of this Agreement with respect to AB PubCo Common Shares with a record date after the Amalgamation Effective Time will be paid to the holders of any Company Shares that has not yet been surrendered with respect to the AB PubCo Common Shares to be issued upon surrender thereof until the holders of record of such Company Shares shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit), or delivery of the other Transmittal Documents, AB PubCo shall promptly deliver to the record holders thereof, without interest, the certificates (if any) representing the AB PubCo Common Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Amalgamation Effective Time theretofore paid with respect to such AB PubCo Common Shares.

(h)

All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(i)

Notwithstanding anything to the contrary contained herein, no fraction of an AB PubCo Common Share will be issued by virtue of the Amalgamation or the other transactions contemplated by this Agreement, and each Person who would otherwise be entitled to a fraction of an AB PubCo Common Share (after aggregating all fractional AB PubCo Common Shares that otherwise would be received by such holder) shall instead have the number of AB PubCo Common Shares issued to such Person rounded down in the aggregate to the nearest whole AB PubCo Common Share.

1.16	Earnout.

(a)

Following the Closing, subject to the terms and conditions set forth herein, certain directors, officers, employees and consultants of the Company who are residents of Canada for the purposes of the ITA and not subject to the provisions of the Code, each as set forth on Schedule 1.16(a) (the “Company Earnout Participants”), shall have the contingent right to receive up to an additional 5,000,000 AB PubCo Common Shares (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such AB PubCo Common Shares are exchanged or converted) (the “Company Earnout Shares”). On the forty-fifth (45th) Business Day following the achievement of the Earnout Milestone (as hereinafter defined), the Company Earnout Participants will be entitled to receive one-hundred percent (100%) of the Company Earnout Shares if, for any twenty (20) Trading Days within any thirty (30)-consecutive Trading Day period beginning on the Closing Date and ending on the date that is forty-eight (48) months following the Closing Date (the “Earnout Period”), the VWAP of AB PubCo Common Shares equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) (the “Earnout Milestone”); provided, however, that each such Company Earnout Participant must have continued to serve as a director, officer, employee or consultant of the Company (or AB Pubco, as its successor) up to the time of the achievement of the Earnout Milestone to be entitled to receive any Company Earnout Shares. For the avoidance of doubt, if the Earnout Milestone is not achieved during the Earnout Period, the Company Earnout Participants will not be entitled to receive any of the Company Earnout Shares.

(b)

Following the Closing, subject to the terms and conditions set forth herein, certain designees of the SPAC, as specified by the SPAC to the Company in writing prior to the Closing (the “Designated Earnout Participants”), shall have the contingent right to receive up to an additional 2,000,000 AB PubCo Common Shares (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such AB PubCo Common Shares are exchanged or converted) (the “Designated Earnout Shares,” and together with the Company Earnout Shares, the “Earnout Shares”). The Designated Earnout Participants will be entitled to receive (100%) of the Designated Earnout Shares if the Earnout Milestone is achieved during the Earnout Period. For the avoidance of doubt, if the Earnout Milestone is not achieved during the Earnout Period, the Designated Earnout Participants will not be entitled to receive any of the Designated Earnout Shares.

(c)

Promptly, and in any event within ten (10) Business Days, following the end of each monthly anniversary of the Closing during the Earnout Period, AB PubCo’s Chief Financial Officer will calculate (i) the VWAP of the AB PubCo Common Shares on each Trading Day for such monthly anniversary period and (ii) whether the Earnout Milestone has been achieved during the Earnout Period.

(d)	With respect to the Company Earnout Participants, if the Earnout Milestone is achieved during the Earnout Period, then:

(i)

within two (2) Business Days of the Earnout Milestone having been achieved, AB PubCo will deliver written notice to each of the Company Earnout Participants that the Earnout Milestone has been achieved (the “Milestone Achievement Notice”);

(ii)

the Company Earnout Participants shall have thirty (30) Business Days from the date of the Milestone Achievement Notice to provide written notice (the “Deferred Payment Notice”) to AB PubCo that it wishes to defer the issuance date of the Company Earnout Shares to which it is entitled, to a date that is not more one (1) year from the date of the Milestone Achievement Notice (the “Deferred Payment Date”);

(iii)

those Company Earnout Participants that elect a Deferred Payment Date in accordance with Section 1.16(d)(ii), may defer the issuance date of their Company Earnout Shares for three (3) additional one (1) year periods (i.e., in each case terminating on an anniversary of the initial Deferred Payment Date) by giving a new Deferred Payment Notice to AB PubCo not earlier than ninety (90) days and not later than thirty (30) Business Days prior to the expiration of the previous Deferred Payment Date (for greater certainty, Company Earnout Participants shall not be permitted to give any such Deferred Payment Notice after the day which is thirty (30) Business Days prior to the expiration of the Deferred Payment Date, and a Deferred Payment Notice, once given, may not be changed or revoked);

(iv)

if no Deferred Payment Notice is provided by a Company Earnout Participant to AB PubCo, then AB PubCo will issue and deliver the Company Earnout Shares to the Company Earnout Participants, with each Company Earnout Participant receiving its portion of the Company Earnout Shares as set forth on Schedule 1.16(a), within ten (10) Business Days following the date that is thirty (30) Business Days from the date of the Milestone Achievement Notice; and

(v)

with respect to those Company Earnout Participants that elect a Deferred Payment Date in accordance with Section 1.16(d)(ii) or (iii), AB PubCo will issue and deliver the Company Earnout Shares to such Company Earnout Participants, with each such Company Earnout Participant receiving its portion of the Company Earnout Shares as set forth on Schedule 1.16(a), on the applicable Deferred Payment Date. Notwithstanding the foregoing, the Deferred Payment Date will not be later than the date, if any, which the Company Earnout Participant’s employment with the Company ends.

(e)

With respect to the Designated Earnout Participants, if the Earnout Milestone is achieved during the Earnout Period, then AB PubCo will issue and deliver the Designated Earnout Shares to the Designated Earnout Participants (in accordance with an allocation to be specified by the SPAC to the Company in writing prior to the Closing) within twenty (20) Business Days following the date that the Earnout Milestone was achieved.

(f)

At all times during the Earnout Period, AB PubCo shall (i) keep available for issuance a sufficient number of the AB PubCo Common Shares to permit AB PubCo to satisfy in full the issuance of the Earnout Shares, and shall take all actions reasonably required (including by convening any shareholder meeting) to increase the authorized number of the AB PubCo Common Shares if at any time there are insufficient unissued AB PubCo Common Shares to permit such reservation, and (ii) use commercially reasonable efforts to cause AB PubCo Common Shares to remain tradable on the principal securities exchange or securities market on which the AB PubCo Common Shares are then traded.

(g)

If during the Earnout Period, a Company Sale is consummated which implies a value per share of the AB PubCo Common Shares that equals or exceeds Fifteen Dollars ($15.00) per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing), as determined by the Post-Closing AB PubCo Board after including all of the Earnout Shares in such determination, then immediately prior to the consummation of such Company Sale, (i) the Earnout Shares, to the extent not yet earned, shall be deemed earned, and (ii) AB PubCo will issue and deliver the Earnout Shares to the Earnout Participants, with each Earnout Participant receiving its portion of the Earnout Shares as contemplated by Section 1.16(a) and Section 1.16(b), as applicable.

(h)

For the avoidance of doubt, the Company Earnout Shares, if any, shall be subject to the applicable lock-up restrictions set forth in Company Lock-up and Support Agreement, and the Designated Earnout Shares, if any, shall be subject to the applicable lock-up restrictions set forth in the A&R Sponsor Agreement.

(i)

Any issuance of the Company Earnout Shares, including without limitation in connection with a Company Sale pursuant to Section 1.16(g), shall be treated as compensation paid to the recipients thereof, and is not intended to be, and shall not be treated as, Amalgamation Consideration, all for applicable Tax purposes.

1.17	Withholding.

AB PubCo and the Exchange Agent shall be entitled to deduct and withhold from the Amalgamation Consideration and any other amounts issuable or payable hereunder (whether in cash or kind)(including, for greater certainty, Company Earnout Shares and Designated Earnout Shares) such amounts as the applicable party may be required to deduct and withhold therefrom under any applicable Law in respect of Taxes. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Authority when required by applicable Law, such amounts shall be treated for all purposes under this Agreement has having been paid to the Person to whom such amounts would otherwise have been paid. AB PubCo and the Exchange Agent, as applicable, may sell or otherwise dispose of such portion of the Amalgamation Consideration or other amount otherwise payable to such holder or former holder in the form of AB PubCo Shares as is necessary to provide sufficient funds to enable the withholding party to comply with such deduction or withholding requirements, and none of the SPAC, AB PubCo or the Exchange Agent, as applicable, shall be liable to any Person for any deficiency in respect of any proceeds received, and AB PubCo or the Exchange Agent, as applicable, shall notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.

Notwithstanding anything else contained in the Agreement, a Person’s entitlement to any Company Earnout Shares and Designated Earnout Shares is subject to the condition that if at any time the board of directors of AB PubCo determines, in its sole and unfettered discretion, that the withholding of taxes is necessary or desirable in respect of such entitlement or the corresponding issuance of shares, such entitlement or issuance is not effective unless such withholding has been effected to the satisfaction of the board. In such circumstances, AB PubCo may require that the Person (a) pay the applicable amount of taxes (as determined by the board of directors of AB PubCo in its sole and unfettered discretion), by certified cheque, wire transfer or bank draft, or (b) otherwise ensure, in a manner acceptable to the board of directors of AB PubCo in its sole and unfettered discretion, that such amount of taxes will be timely and securely funded.

1.18	Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest the Avila Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of AB PubCo, Amalco Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

CLOSING

2.1	Closing.

Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII or unless this Agreement is earlier terminated in accordance with ARTICLE IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in (a) the disclosure schedules delivered by the SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, the SPAC represents and warrants to the Company as follows:

3.1	Organization and Standing.

The SPAC is a corporation duly organized, validly existing and in good standing under the laws of the state of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the SPAC Continuance, as of the Closing, AB PubCo will be a corporation duly incorporated, validly existing and in good standing under the Laws of Alberta and will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC to enter into this Agreement or consummate the transactions contemplated hereby (a “SPAC Material Adverse Effect”). The SPAC has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2	Authorization; Binding Agreement.

The SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the SPAC’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the SPAC is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the SPAC Board, and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the SPAC is a party shall be when delivered, duly and validly executed and delivered by the SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The SPAC’s Board has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (i) determined that this Agreement, the Amalgamation and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Amalgamation and the other transactions contemplated by hereby and thereby, and (iii) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Amalgamation, and the other transactions contemplated hereby and thereby by the SPAC Shareholders.

3.3	Governmental Approvals.

Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the SPAC of the transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with the Stock Exchange or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities laws, and the rules and regulations thereunder, (d) such filings required in connection with the SPAC Continuance, (e) applicable requirements, if any, pursuant to the HSR Act, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

3.4	Non-Contravention.

Except as otherwise described in Schedule 3.4, the execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the transactions contemplated hereby and thereby, and compliance by the SPAC with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the SPAC, (c) subject to obtaining the Consents from Governmental Authorities referred to in

Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the SPAC, Amalco Sub, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

3.5	Capitalization.

(a)

The SPAC is authorized to issue up to 221,000,000 shares of capital stock, consisting of (i) 220,000,000 SPAC Shares, including (A) 200,000,000 SPAC Class A Shares and (B) 20,000,000 SPAC Class B Shares, and (ii) 1,000,000 SPAC Preferred Shares. As of the execution of this Agreement, assuming the separation of all SPAC Units, the SPAC had 30,000,000 SPAC Class A Shares issued and outstanding, including 24,000,000 Class A Shares and 6,000,000 Class B Shares, and no SPAC Preferred Shares issued or outstanding. The SPAC has 12,000,000 SPAC Public Warrants with a strike price of $11.50 and 8,700,000 SPAC Private Warrants outstanding with a strike price of $11.50. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SPAC’s Organizational Documents or any Contract to which the SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. All outstanding AB PubCo Shares following the consummation of the SPAC Continuance will be duly authorized, validly issued, fully paid and non-assessable. Except for the SPAC Securities set forth on Schedule 3.5(a) (taking into account, for the avoidance of doubt, any changes or adjustments to the SPAC Securities pursuant to the SPAC Continuance) and any equity securities of the SPAC issued after the date of this Agreement in compliance with Section 6.3, there shall be no other equity securities of the SPAC issued and outstanding immediately prior to Closing (but before giving effect to the Redemption).

(b)

Except as set forth in Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the SPAC or (B) obligating the SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement (including the replacement SPAC Securities to be issued as AB PubCo Securities pursuant to the SPAC Continuance), there are no outstanding obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of the SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the SPAC is a party with respect to the voting of any shares of the SPAC.

(c)

All Indebtedness of the SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c), including all cash commissions and advisory fees payable by the SPAC in connection with the closing of the Business Combination. No Indebtedness of the SPAC contains any material restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of the SPAC to grant any Lien on its properties or assets, except as would not reasonably be expected to have a SPAC Material Adverse Effect.

(d)

Since the date of incorporation of the SPAC, and except as contemplated by this Agreement, the SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and the SPAC’s Board has not authorized any of the foregoing.

3.6	Subsidiaries.

As of the date hereof, the SPAC does not have any Subsidiaries, except for Amalco Sub. The SPAC is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.7	SEC Filings and SPAC Financials.

(a)

The SPAC, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, the SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the SPAC’s annual reports on Form 10-K for each fiscal year of the SPAC beginning with the first year the SPAC was required to file such a form, (ii) the SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that the SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of the SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (I) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (II) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of SPAC, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of the SPAC, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the SPAC Units and the SPAC Class A Shares are listed on the NYSE, (B) the SPAC has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of the SPAC, threatened against the SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on the NYSE and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of the NYSE.

(b)

Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC and other material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings and other public disclosure documents.

(c)

The SPAC maintains a standard system of accounting established and administered in accordance with GAAP. The SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)

The financial statements and notes of the SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)

Except as and to the extent reflected or reserved against in the SPAC Financials or as incurred in connection with this Agreement, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the SPAC Financials as of the date of such SPAC Financials. The SPAC has no off balance sheet arrangements.

3.8	Absence of Certain Changes.

Since its incorporation, the SPAC has conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities. Since the SPAC’s incorporation, there has not occurred a SPAC Material Adverse Effect.

3.9	Compliance with Laws.

The SPAC is, and has since its incorporation been, in material compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, and the SPAC has not received written notice alleging any violation of applicable Law in any material respect by the SPAC. To the SPAC’s

Knowledge, the SPAC is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the SPAC has not previously received any subpoenas from any Governmental Authority.

3.10	Actions; Orders; Permits.

As of the date hereof, there is no pending or, to the Knowledge of the SPAC, threatened material Action to which the SPAC is subject which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, and there is no material Action that the SPAC has pending against any other Person. As of the date hereof, the SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Schedule 3.10, no Permits are required for the conduct of the SPAC’s activities as of the date hereof and through the Closing Date.

3.11	Taxes and Returns.

(a)

Except as set forth on Schedule 3.11, the SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected, or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. The SPAC has complied in all material respects with all applicable Laws relating to Taxes. There are no audits, examinations, investigations or other Proceedings pending against the SPAC in respect of any Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against the SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Permitted Liens. The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)	The SPAC is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(c)

The SPAC has not taken, permitted or agreed to take any action, and does not, as of the date hereof or as of the Closing Date, intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

3.12	Employees and Employee Benefit Plans.

(a)	Except as set forth on Schedule 3.12(a), the SPAC does not have any paid employees.

(b)	Except as set forth on Schedule 3.12(b), the SPAC does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.13	Properties.

The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The SPAC does not own or lease any material real property or material Personal Property.

3.14	Material Contracts.

(a)

Except as set forth on Schedule 3.14, other than this Agreement and the Ancillary Documents, there are no Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted, any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)

With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against the SPAC and, to the Knowledge of the SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of the SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any SPAC Material Contract.

3.15	Transactions with Affiliates.

Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations in an amount in excess of $200,000 between the SPAC and any (a) present or former director, officer or employee or Affiliate of the SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the SPAC’s outstanding capital stock as of the date hereof.

3.16	Investment Company Act.

As of the date of this Agreement, the SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17	Finders and Brokers.

Except as set forth on Schedule 3.17 and the deferred underwriting commissions payable at Closing by AB PubCO, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the SPAC.

3.18	Certain Business Practices.

(a)

Neither the SPAC, nor to the Knowledge of the SPAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the SPAC or assist it in connection with any actual or proposed transaction.

(b)

The operations of the SPAC are and to the Knowledge of SPAC, have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the SPAC with respect to any of the foregoing is pending or, to the Knowledge of the SPAC, threatened.

(c)

None of the SPAC or any of its directors or officers, or, to the Knowledge of the SPAC, any other Representative acting on behalf of the SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19	Insurance.

Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the SPAC relating to the SPAC or its business, properties, assets, directors, officers and employees, copies of which have been previously been made available to the Company. The SPAC is not in material breach or default with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the SPAC. The SPAC has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not, individually or in the aggregate, be reasonably likely to have a SPAC Material Adverse Effect.

3.20	SPAC Trust Account.

As of the date of this Agreement, the Trust Account has a balance of no less than $29,605,243. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. To the Knowledge of the SPAC, the Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The SPAC has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or, to the Knowledge of the SPAC, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the IPO Underwriters, SPAC Public Shareholders who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Certificate of Incorporation (or, in connection with an extension, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, of the SPAC’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.21	Ownership of Amalgamation Consideration.

All AB PubCo Common Shares to be issued to the Company Shareholders in accordance with ARTICLE I and ARTICLE II shall be, upon issuance and delivery of such AB PubCo Common Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and the issuance and sale of such AB PubCo Common Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.22	Independent Investigation.

The SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules), and in any certificate delivered to the SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the SPAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMALCO SUB

The SPAC, as the parent company of Amalco Sub, represents and warrants to the Company with respect to Amalco Sub as follows:

4.1	Organization and Standing.

Amalco Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Alberta. Amalco Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Amalco Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Amalco Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Amalco Sub, as currently in effect as of the date hereof. Amalco Sub is not in violation of any provision of its Organizational Documents in any material respect.

4.2	Authorization; Binding Agreement.

Amalco Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Amalco Sub Board and, as applicable, shareholders of Amalco Sub in accordance with Amalco Sub’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Amalco Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Amalco Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Amalco Sub, enforceable against Amalco Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3	Governmental Approvals.

No Consent of or with any Governmental Authority, on the part of Amalco Sub is required to be obtained or made in connection with the execution, delivery or performance by Amalco Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Amalco Sub of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with the Stock Exchange or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) applicable requirements, if any, pursuant to the HSR Act, and (e) where the failure to obtain or make such Consents or to make such filings or notifications has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Amalco Sub to enter into this Agreement or consummate the transactions contemplated hereby (an “Amalco Sub Material Adverse Effect”).

4.4	Non-Contravention.

The execution and delivery by Amalco Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Amalco Sub of the transactions contemplated hereby and thereby, and compliance by Amalco Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Amalco Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Amalco Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Amalco Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Amalco Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Company Material Adverse Effect.

4.5	Capitalization.

(a)

Prior to giving effect to the Amalgamation, Amalco Sub is authorized to issue an unlimited number of common shares, of which 100 common shares are issued and outstanding, and all of which are owned by the SPAC. Prior to giving effect to the transactions contemplated by this Agreement, Amalco Sub has never had any Subsidiaries or owned any equity interests in any other Person.

(b)

Except as set forth in its Organizational Documents, Amalco Sub (i) has no obligation to issue, sell or transfer any equity securities of Amalco Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Amalco Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Amalco Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Amalco Sub or equity interests of Amalco Sub) with the owners or holders of Amalco Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

4.6	Amalco Sub Activities.

Since its formation, Amalco Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Arrangement and the Amalgamation, and other than this Agreement and the Ancillary Documents to which it is a party, Amalco Sub is not party to or bound by any Contract.

4.7	Compliance with Laws.

Amalco Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To Amalco Sub’s Knowledge, Amalco Sub, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

4.8	Actions; Orders.

There is no pending or, to the Knowledge of Amalco Sub, threatened Action to which Amalco Sub is subject, and there is no Action that Amalco Sub has pending against any other Person. Amalco Sub is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Amalco Sub, are any such Orders pending.

4.9	Transactions with Related Persons.

There are no transactions, Contracts or understandings between Amalco Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Amalco Sub or the Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Amalco Sub outstanding capital stock as of the date hereof, on the other hand.

4.10	Finders and Brokers.

Except for the deferred underwriting commission to be paid by AB PubCo at the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Amalco Sub or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Amalco Sub.

4.11	Investment Company Act.

Amalco Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.

4.12	Taxes.

Amalco Sub has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedules delivered by the Company to the SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEDAR Reports that are available on SEDAR, the Company hereby represents and warrants to the SPAC as follows:

5.1	Organization and Standing.

The Company is a corporation duly incorporated and validly existing under the Laws of Alberta, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. The Company has heretofore made available (including via SEDAR) to the SPAC accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Company is not in violation of any provision of its Organizational Documents in any material respect.

5.2	Authorization; Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby, subject to the receipt of the Required Company Shareholder Approval and the approval of the Arrangement by the Court. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s Board and, where applicable, its shareholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby except for obtaining Required Company Shareholder Approval and the approval of the Arrangement by the Court. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s Board, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby in accordance with applicable law, (iii) directed that this Agreement be submitted to the Company’s Shareholders for consideration, approval and adoption, (iv) recommended that the Company’s Shareholders approve and adopt this Agreement, the Ancillary Documents, the Amalgamation and other transactions contemplated hereby and thereby. Except for the Required Company Shareholder Approval and approval of the Arrangement by the Court, no additional approval or vote of any holders of capital stock or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Amalgamation and the other transactions contemplated hereby and thereby.

5.3	Capitalization.

(a)

The authorized capital stock of the Company consists of an unlimited number of Company Shares and preferred shares, of which, as of the date of this Agreement, 141,889,954 Company Shares were issued and outstanding. All outstanding Company Shares are duly authorized, are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding Company Securities have been issued in violation of any applicable securities law.

(b)

Schedule 5.3(b) contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Option, (ii) the number of Company Shares underlying each such Company Option, (iii) the date on which each such Company Option was granted, (iv) the exercise price of each Company Option, and (v) the expiration date of each Company Option. Except as set forth on Schedule 5.3(b), there are no outstanding or authorized equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to the Company other than the Company Equity Incentive Plan

(c)

Schedule 5.3(c) contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Warrant, (ii) the number of Company Shares underlying each such Company Warrant, (iii) the date on which each such Company Warrant was granted, (iv) the exercise price of each Company Warrant, and (v) the expiration date of each Company Warrant.

(d)

Schedule 5.3(d)(i) contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Debenture (other than Forced Conversion Company Debentures), (ii) the number of Company Shares underlying each such Company Debenture, (iii) the date on which each such Company Debenture was granted, (iv) the exercise price of each such Company Debenture, and (v) the maturity date of each such Company Debenture. Schedule 5.3(d)(ii) contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Forced Conversion Company Debenture, (ii) the number of Company Shares underlying each such Forced Conversion Company Debenture, (iii) the date on which each such Forced Conversion Company Debenture was granted, (iv) the exercise price of each such Forced Conversion Company Debenture, and (v) the maturity date of each such Forced Conversion Company Debenture.

(e)

Other than as set forth on Schedule 5.3(b), Schedule 5.3(c) and Schedule 5.3(d) there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights, or agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding.

(f)

There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation or as expressly set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

(g)

Other than the Forced Conversion Company Debentures, there are no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.

(h)

Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

5.4	Subsidiaries.

As of the date hereof, the Company does not have any Subsidiaries. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5	Governmental Approvals.

Except for approval of the Arrangement by the Court, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings and approvals as expressly contemplated by this Agreement, (b) any filings required with the CSE or Alberta Securities Commission with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, pursuant to the HSR Act, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on the Company or (ii) a material adverse effect on the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby (clauses (i) or (ii), a “Company Material Adverse Effect”).

5.6	Non-Contravention.

The execution and delivery of this Agreement and the Ancillary Documents by the Company and of the transactions contemplated hereby and thereby, consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of the Company Material Contracts, in each case except where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.7	Financial Statements.

(a)

The financial statements and notes of the Company contained or incorporated by reference in the SEDAR Reports (the “Company Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with IFRS methodologies applied on a consistent basis throughout the periods involved.

(b)

Except as and to the extent reflected or reserved against in the Company Financials or as incurred in connection with this Agreement, the Company has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with IFRS that are not adequately reflected or reserved on or provided for in the Company Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with IFRS that have been incurred since the Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount. All debts and Liabilities, fixed or contingent, which should be included under IFRS on a balance sheet are included in all material respects in the Company Financials as of the date of such Company Financials. The Company has no off balance sheet arrangements.

5.8	Absence of Certain Changes.

Since December 31, 2022, there has not occurred a Company Material Adverse Effect. Since December 31, 2022, the Company has conducted its business in the ordinary course and consistent with past practice and the Company has not taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of the SPAC pursuant to Section 6.2.

5.9	Compliance with Laws.

The Company is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws. Since its incorporation, the Company, (i) has not received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected, (ii) has not been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company to comply with any applicable Law, (iii) has not had claims filed against it with any Governmental Authority alleging any failure by the Company to comply with applicable Law, and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company.

5.10	Company Permits.

The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all licenses and Permits necessary to lawfully own, lease and conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). All the Company Permits are in full force and effect and not subject to, or threatened to be subject to, any revocation or modification Proceeding, and the Company is conducting business in full compliance with the Company Permits. The Company is not in violation in any material respect of the terms of the Company Permits, and the Company has received no written or oral notice of any Actions relating to the revocation or modification of the Company Permits.

5.11	Litigation.

There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets.

5.12	Material Contracts.

(a)

Schedule 5.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the Company Material Contracts, a true, correct and complete copy (including written summaries of oral Contracts) of which has been made available to the SPAC. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected that:

(i)

contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)	involves any joint venture, partnership, or similar agreement;

(iii)	relates to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(iv)	evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(v)

involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of the Company or another Person;

(vi)

relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)

by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii)	is with the ten largest customers of the Company and the ten largest suppliers of goods or services to the Company, for the twelve (12) months ended on December 31, 2022;

(ix)	is with any Governmental Authority;

(x)	obligates the Company to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;

(xi)

any employment or consulting agreements to which the Company or is a party and which provides for annual base cash compensation in excess of $100,000 or is between the Company and any directors or officers of the Company, including all non-competition, severance and indemnification agreements, or any Related Person;

(xii)	obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xiii)

all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements that are material to the business of the Company.

(xiv)	any guaranty, direct or indirect, of any obligation of a third party (other than the Company);

(xv)	all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xvi)

any contract (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(xvii)

any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries and other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Interests of the Company;

(xviii)

any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of the Company not covered by a joint operating agreement or participation agreement or (B) any loan or capital contribution to, or investment in, (1) the Company or one of its wholly owned Subsidiaries, (2) any person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $1 million to such person or (3) any officer, director or employee of the Company or any of its Subsidiaries that is less than $50,000 to such person;

(xix)

any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xx)	any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons; or

(xxi)	is otherwise required to be filed on SEDAR as a “Material Contract.”

(b)

With respect to the Company Material Contracts: (i) each Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) the Company is not in breach or default in any material respect, and to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business and do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

5.13	Intellectual Property.

(a)

Schedule 5.13(a)(i) sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the record owner and inventor(s), if any, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application serial numbers and dates of filing, as well as the current status; (ii) all material unregistered trademarks owned or purported to be owned by the Company; (iii) all material

Trade Secrets for which only a general description shall be disclosed; and (iv) all material proprietary Software owned or purported to be owned by the Company. Schedule 5.13(a)(ii) sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person and which otherwise relates to the Company’s ownership or use of Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Registered IP currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. All of the Scheduled IP is in full force and effect, subsisting, valid and enforceable. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. The Company (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. The Company has not dedicated to the public or otherwise allowed to fall into the public domain any material Owner IP. The Company has provided the SPAC with true and complete copies of all material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each material Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. To the Knowledge of the Company, neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

(b)

The Company has a valid and enforceable right or license to use all material Company Registered IP and the Company has a valid and enforceable right or license to use all Intellectual Property that is the subject of a Company IP License applicable to the Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All material registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not a party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c)

No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated, or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company.

(d)

No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP. No employee of the Company (or a predecessor-in-interest) who was involved and contributed to the creation or development of the Owned IP has performed services for a Governmental Authority, university, college, other educational institution or non-profit organization during a time period when such employee also was involved in or contributed to the creation or development of the Owned IP.

(e)

The Company has taken steps consistent with generally accepted industry standards, and in any event no less than all reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP, (ii) the Company has not authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement, and (iii) there has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(f)

Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any IP Contract; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. The SPAC will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

(g)

The Source Code for Software within the Owned IP and the Source Code for Software included in all Company Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and the Company does not have any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

(h)

The Company has not (i) used any Open Source Software in such a way that (A) obligates the Company to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Company Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

(i)

The Company has never been a member of, or a contributor to, any industry standards body that requires its members or contributors to grant or offer to any other Person any license or right to any Technology or Intellectual Property owned by such members or contributors.

(j)

The Company maintains complete and accurate technical documentation corresponding to the Company Products, including all system documentation, statements of principles of operation, and schematics for Software included in the Company Products, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Company is in physical possession and control of all of the Source Code or other Software included in all Company Products. Such Source Code and other Software associated with all current Company Products can be compiled without error into object code or interpreted without error by a suitable interpreter.

(k)

The Company Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Company Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(l)

The Company has not (i) abandoned or failed to renew or timely maintain and pay annuities for, and otherwise timely prosecute all material Owned IP, including any material Scheduled IP; (ii) dedicated to the public or failed to safeguard or maintain the secrecy of any material Trade Secrets within the Owned IP or (iii) agreed in writing to do any of the foregoing.

(m)

The Company owns and has good, valid, and marketable title or a valid license in, all of the Company Systems necessary to operate the Business as currently conducted. The Company have taken commercially reasonable measures to protect and maintain the security of the Company Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Company Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the Business as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since January 1, 2020; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the Business after the Closing in substantially the same manner as conducted in the twenty-four (24) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the Business as currently conducted.

(n)	The Company has complied in all material respects with all applicable Laws regarding data protection and the privacy and security of Personal Data.

(o)

The Company has not been subject to, and there are no complaints or audits, proceedings, investigations or claims pending against the Company by any Governmental Authority (including any audits relating to the Cybersecurity Maturity Model Certification (CMMC)), or by any Person, in respect of the Data Activities.

(p)

The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) Company IP License. Following the Closing, the Company shall be permitted to exercise, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

5.14	Taxes and Returns.

(a)

The Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established in accordance with IFRS. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b)

There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)

To the Knowledge of the Company, the Company is not being audited by any Tax authority nor has the Company been notified in writing or orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of the Company, there are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with IFRS).

(d)

The Company does not have any liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law (other than Taxes of the Company).

(e)	There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(f)

The Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)

The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)

The Company has made no change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)

The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its subsidiaries).

(j)

The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k)

The Company has not taken, permitted or agreed to take any action, and does not currently intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

5.15	Real Property.

(a)

The Company has title to its properties as follows: (i) with respect to Wells (including leasehold interests and appurtenant personal property) and non-producing oil and gas properties (including undeveloped locations on leases held by production and those leases not held by production), such title is good and free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions, (ii) with respect to non-producing properties in exploration prospects, such title was investigated in accordance with customary industry procedures prior to the acquisition thereof by the Company; (iii) the Company and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries, (iv) with respect to real property other than oil and gas interests, such title is good and marketable free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions; and (v) with respect to personal property other than that appurtenant to oil and gas interests, such title is free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions. No real property owned, leased, licensed, or used by the Company in an area which is, or to the knowledge of the Company will be, subject to restrictions which would prohibit, and no statements of facts relating to the actions or inaction of another person or entity or its ownership, leasing, licensing, or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing, exploration, development or production or use of such real property in the business of the Company as presently conducted or as the SEDAR Reports indicate it contemplates conducting, except as may be properly described in the SEDAR Reports or such as individually or in the aggregate reasonably be expected to cause a Company Material Adverse Effect. The leases set forth on Schedule 5.15 (the “Leases”) are the only Contracts pursuant to which the Company leases any real property. The Company has made available to the SPAC accurate and complete copies of all Leases. The Company has not materially breached or violated any local zoning ordinance, and no written notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b)

With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and in full force and effect; (ii) each Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is valid and in full force and effect, (iii) none of the Company or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, (iv) none of the Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease; (v) except as would not be material to the Company and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells; (vi) all of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Interest of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect; (vii) all Oil and Gas Interests operated by the Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Company Material Adverse Effect; (viii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (ix) the Company has performed all material obligations imposed on it under such Lease and there exists no material default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (x) as of the date hereof, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, (xi) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor, and (xii) as of the date hereof, the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Permitted Liens and Liens of mortgagees of the Real Property on which such leasehold estate is located. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. With respect to alterations or improvements made by the Company that require restoration by the Company upon the expiration or the earlier termination of the applicable Leases in accordance with the terms of such Leases, the cost of the Company’s restoration obligations are not material to the Company.

(c)

The Company has delivered to SPAC true and correct copies of all written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Company Report Preparer”) concerning the Oil and Gas Interests of the Company and such Subsidiaries as of December 31, 2021 and September 30, 2022 (the “Company Reserve Reports”). The factual, non-interpretive data provided by the Company and its Subsidiaries to each Company Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Company Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate in all material respects. The oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would have, individually or in the aggregate, a Company Material Adverse Effect.

5.16	Personal Property.

Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Twenty Five Thousand Dollars ($25,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company, or as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Personal Property Leases, and the Company has received no notice of any such condition.

5.17	Title to and Sufficiency of Assets.

The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Company Financials. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company.

5.18	Employee Matters.

(a)

The Company is not party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor or trade union, labor organization or works council, and has never been party to, or bound by, any such Contracts. There are no labor strikes, slowdowns, work stoppages, boycotts, picketing, lockouts, job actions, labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of the employees of the Company, and no such activities have ever occurred. No employees of the Company are represented by any labor organization, labor or trade union, or works council with respect to their employment with the Company. The Company has not engaged in any unfair labor practices.

(b)

The Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, disability, labor relations, classification, withholding, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and other time off, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any instance of noncompliance in any of the foregoing respects, (ii) has correctly classified all current and former employees as either self-employed, employees, independent contractors, and as exempt or non-exempt for all purposes, (iii) has correctly classified all current and former employees as either self-employed, employees, independent contractors, and as exempt or non-exempt for all purposes, and is not liable for any past due arrears of wages or other compensation due to employees, independent contractors or consultants of the Company or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Company’s Knowledge, threatened, and there have been no such Actions brought in the past three (3) years, against the Company brought by or on behalf of any applicant for employment, any current or former employee, consultant, or independent contractor, any Person alleging to be a current or former employee, or any Governmental Authority or any other Person relating to violations of any federal, state, or local labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. No executive or key employee of the Company has informed the Company, orally or in writing, of any plan to terminate their employment with or services to the Company.

(c)

Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company, showing for each (i) the employee’s name, job title or description, employer, location, salary or hourly rate, hire date, status as exempt or non-exempt, leave status, and accrued vacation or paid time off; and (ii) base or hourly wage rate, and the amount of all wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2022. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d)	The Company does not currently have any independent contractors (including consultants).

(e)

In the past three (3) years, the Company has not implemented any plant closing, mass layoff or similar event that has triggered the notification requirement of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. or any similar state, local or foreign Law.

(f)

There has not at any time been and there is not pending or, to the Knowledge of the Company, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider, and the Company maintains and has at all times maintained appropriate policies prohibiting its service providers from engaging in acts of Misconduct. For purposes of this Section 5.18(f), “Misconduct” shall mean (i) any unlawful, illegal, fraudulent or deceptive conduct, (ii) harassment or discrimination, (iii) other acts of a similar nature that could reasonably be expected to bring a Company into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of the Company or any officer of the Company, (iv) sexual advances, lewd or sexually explicit comments, or the sending of sexually explicit images or messages; or (vi) any retaliatory act for refusing or opposing any of the above.

5.19	Benefit Plans.

(a)

“Company Benefit Plans” means any “employee benefit plan,” and all material contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, pension or savings benefits, that are sponsored, maintained, contributed to or required to be contributed by the Company or under which the Company has any liability or obligation (including any contingent liability or obligation) and all employment or other agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company to which the Company is a party.

(b)

Set forth on Schedule 5.19(b) is a true and complete list of each material Company Benefit Plan (other than any at will offer letter that does not provide for severance or termination benefits and is on the standard form of offer letter disclosed on Schedule 5.19(b)), and indicates whether such Company Benefit Plan is a government or Company provided plan. With respect to each Company Benefit Plan, (i) the Company has provided to SPAC or its counsel true and complete copies, to the extent applicable, of each writing constituting a part of such Company Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such Company Benefit Plan, (ii) there are no funded benefit obligations for which contributions have not been made or properly accrued and (iii) there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with IFRS on the Company Financials. The Company has in the past been neither a member of a “controlled group,” nor does the Company have any Liability with respect to any collectively-bargained for plans. No fact exists which could reasonably be expected to adversely affect the qualified status of any Company Benefit Plans or the exempt status of such trusts.

(c)

With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded, and administered in accordance with its material terms, and applicable Laws; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined by any applicable Laws, has occurred, excluding transactions effected pursuant to a statutory or administration exemption, and (v) all material contributions and premiums due through the Closing Date have been timely made or have been fully accrued on the Company Financials.

(d)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) to the Company’s Knowledge, result in a non-exempt prohibited transaction, as defined by any applicable Laws. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of any excise taxes required by any applicable Laws.

5.20	Environmental Matters.

(a)

The Company is and has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)

The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)

No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)

There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(e)	There are no (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls located at any of the properties of the Company.

(f)

The Company has provided to the SPAC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

5.21	Transactions with Related Persons.

Neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest.

5.22	Insurance.

(a)

A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been previously been made available to the Company is set forth on Schedule 5.22. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years (or since the date of the Company’s formation if less than five years ago), the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)

The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to

(with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. In the last three (3) years, the Company has not made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

5.23	Books and Records.

All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

5.24	Certain Business Practices.

(a)

Neither the Company or any of its directors or officers, nor to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Corruption of Foreign Public Officials Act of Canada or the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)

The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)

Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.25	Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)

The Company, and to the Knowledge of the Company, its officers, directors, employees, agents, subcontractors and vendors to whom the Company has given access to Personal Data, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b)

To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has not experienced any loss, damage or unauthorized access, use, disclosure, modification, or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company); and

(c)

To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

5.26	Investment Company Act.

The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

5.27	Finders and Brokers.

Except for the deferred underwriting commission payable by the Company at Closing, the Company has neither incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28	Compliance with Health Care Laws.

The Company and each of its employees, officers, and directors are, and has at all times been, in material compliance with all applicable Health Care Laws. No Person, including any Governmental Authority, has: (i) made any claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company; or (ii) provided notice of any potential criminal, civil or administrative violation of any Health Care Law by the Company.

5.29	Independent Investigation.

The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the SPAC nor any of its Representatives have made any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.30	Information Supplied.

None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement or Company Circular and other mailings or other distributions to the SPAC Shareholders or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC or its Affiliates.

5.31	SEDAR Filings.

The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the Canadian Securities Administrators under the Securities Act (Alberta) (the “Alberta Securities Act”) together with any amendments, restatements or supplements thereto. Except to the extent available on SEDAR, the Company has delivered to the SPAC copies in the form filed on SEDAR all of the following: (i) the Company’s annual information forms, (ii) the Company’s annual and interim financial statements and management’s discussion and analysis, (iii) all other forms, reports, prospectuses, management information circulars and other documents (other than preliminary materials) filed by the Company on SEDAR since December 31, 2020 (the forms, reports, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through SEDAR, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEDAR Reports”) and (iv) all certifications and statements required with respect to any report referred to in clause (i) above (collectively, the “Canadian Certifications”). The SEDAR Reports (A) were prepared in all material respects in accordance with the requirements of Alberta Securities Act, and the rules and regulations thereunder and (B) did not, as of their respective filing dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the Alberta Securities Commission with respect to any SEDAR Reports. To the Knowledge of the Company, none of the SEDAR Reports filed on or prior to the date of this Agreement is subject to ongoing review or investigation by the Alberta Securities Commission as of the date of this Agreement. The Canadian Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (I) the Company Shares are listed on the CSE, (II) the Company has not received any written deficiency notice from the CSE relating to the continued listing requirements of such the Company Shares, (III) the Company is in compliance with all of the applicable corporate governance rules of the CSE.

ARTICLE VI

COVENANTS

6.1	Access and Information.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause its Representatives to give, the SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the SPAC or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives to reasonably cooperate with the SPAC and its Representatives in their investigation; provided, however, that the SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

During the Interim Period, subject to Section 6.16, the SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC, as the Company or its Representatives may reasonably request regarding the SPAC, its respective business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the SPAC.

6.2	Conduct of Business of the Company.

Unless the SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (including as contemplated by any Debenture Financing in accordance with Section 12.1), the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its assets.

The Company shall provide advance written notice to the SPAC of any material action that is not within the ordinary course and consistent with past practice. Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(a)	amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(b)

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any Class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(d)

incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $600,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $600,000 in the aggregate;

(e)

increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally, or enter into, establish, amend or terminate any Company Benefit Plan other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans;

(f)

take any action to (i) hire or terminate any officer, director, employee or other individual service provider of the Company, (ii) grant, announce or modify any equity or equity-based awards, (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits, or (iv) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(g)

make or rescind any material election relating to Taxes, settle any Action, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(h)

transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(i)	terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;

(j)	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k)	establish any Subsidiary or enter into any new line of business;

(l)

voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(m)

revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with the Company’s outside auditors;

(n)

waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 individually or $1,000,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(o)	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(p)

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(q)	make capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(r)

authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(s)

voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or for Expenses incurred by the Company in connection with the transactions contemplated by this Agreement;

(t)

purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company);

(u)	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(v)	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(w)	accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice; or

(x)

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice).

6.3	Conduct of Business of the SPAC.

Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, the SPAC shall comply with all Laws applicable to the SPAC. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the SPAC from extending, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), so long as the SPAC is solely responsible for the SPAC Extension Expenses, and no consent of any other Party shall be required in connection therewith.

Without limiting the generality of Section 6.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the SPAC Continuance), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC shall not:

(a)	other than with respect to the SPAC Continuance, amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(b)

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any

Class and any other equity-based awards, other than the issuance of the SPAC Securities issuable upon conversion or exchange of outstanding SPAC Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(c)

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d)

incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(d) shall not prevent the SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Arrangement, the Amalgamation and the other transactions contemplated by this Agreement (including SPAC Extension Expenses), up to aggregate additional Indebtedness during the Interim Period of $50,000;

(e)

make or rescind any material election relating to Taxes, settle any claim, Action, Proceeding, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(f)	amend, waive or otherwise change the Trust Agreement in any manner adverse to the SPAC;

(g)	terminate, waive or assign any material right under any SPAC Material Contract;

(h)	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(i)	establish any Subsidiary or enter into any new line of business;

(j)

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;

(k)

waive, release, assign, initiate, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the SPAC or its Subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(l)

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(m)

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Arrangement and the Amalgamation);

(n)	voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any

Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(o)	enter into any agreement, understanding or arrangement with respect to the voting of the SPAC Securities; or

(p)	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement.

6.4	Annual and Interim Financial Statements.

(a)

During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the SPAC an unaudited income statement and an unaudited balance sheet of the Company for the period from the latest Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS (or, at the election of the Company, GAAP), subject to year-end audit adjustments and excluding footnotes.

(b)

The Company shall use reasonable best efforts to deliver to the SPAC on or prior to March 20, 2023, the audited financial statement of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022, and the related audited income statements, changes in shareholder equity and statements of cash flows for the fiscal year then ended and the prior two fiscal years, audited by a PCAOB qualified auditor in accordance with IFRS (or, at the election of the Company, GAAP) and containing an unqualified report of the Company’s auditors, that is required to be included in the Registration Statement and any other filings to be made by the SPAC with the SEC in connection with the transactions contemplated hereby and in the Ancillary Document.

(c)

All financial statements delivered pursuant to this Section 6.4, (A) will be prepared from, and reflect in all material respects, the books and records of the Company, (B) will be prepared in accordance with IFRS (or, at the election of the Company, GAAP) applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Company, as of the dates thereof and their results of operations for the periods then ended, and (D) will be audited in accordance with the standards of the CPAB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the Company.

(d)

The Company shall use reasonable best efforts (i) to assist the SPAC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by the SPAC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

6.5	SPAC Public Filings.

During the Interim Period, the SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Class A Shares on the NYSE; provided, however, that the SPAC shall use its reasonable best efforts to obtain, and the Company will use its reasonable best efforts to cooperate with the SPAC to obtain, a listing of the AB PubCo Common Shares and AB PubCo Public Warrants on Nasdaq effective as of the Closing.

6.6	Fairness Opinions.

During the Interim Period, the Company may, in its sole discretion and at its sole cost and expense, obtain an opinion from a reputable financial advisor that, among other matters as determined by the Company in its sole discretion, the transactions contemplated by this Agreement are fair to the shareholders of Company from a financial point of view (the “Company Fairness Opinion”). During the Interim Period, the SPAC may, in its sole discretion and at the Company’s sole cost and expense, obtain an opinion from a reputable financial advisor that, among other matters as determined by the SPAC in its sole discretion, the transactions contemplated by this Agreement are fair to the SPAC Shareholders from a financial point of view.

6.7	Forced Conversion Company Debentures.

At or prior to the Amalgamation Effective Time, the Company shall comply with all requirements of the Forced Conversion Company Debentures set forth on Schedule 6.7 to require the holders thereof to fully convert the Forced Conversion Company Debentures into Company Shares. For the avoidance of doubt, the Company shall be solely responsible for causing the Forced Conversion Company Debentures to convert into Company Shares prior to the Amalgamation Effective Time and any Liabilities and Expenses related to such conversion shall be Liabilities and Expenses that must be satisfied by the Company prior to the Amalgamation Effective Time.

6.8	No Solicitation.

For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (I) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (II) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the SPAC. For the avoidance of doubt, an “Alternative Transaction” does not include any Debenture Financing in accordance with ARTICLE XII.

(a)

During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(b)

Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(c)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal, the Company Board may, or may cause the Company to, make a Change in Recommendation and approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii)	the Company has been, and continues to be, in compliance with its obligations under this Section 6.8;

(iii)

the Company or its Representatives have delivered to the SPAC a written notice of the determination of the Company Board that it has received a Superior Proposal and of the intention to approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, including a notice as to the value in financial terms that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);

(iv)	the Company or its Representatives have provided to the SPAC a copy of any proposed definitive agreement for the Superior Proposal;

(v)

at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the SPAC received the Superior Proposal Notice and the date on which the SPAC received a copy of the definitive agreement for the Superior Proposal;

(vi)

after the Matching Period, the Company Board has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the SPAC under Section 6.8(d));

(vii)	the approval of the Arrangement Resolution by the Company Shareholders has not been obtained; and

(viii)	prior to or concurrently with making a Change in Recommendation or entering into such definitive agreement the Company terminates this Agreement.

(d)

During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Board shall review any offer made by the SPAC to amend the terms of this Agreement and the Arrangement in good faith, after consultation with legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the SPAC to make such amendments to the terms of this Agreement and the Arrangement as would enable the SPAC or its affiliates to proceed with the transactions contemplated by this Agreement on such amended terms. If as a consequence of the foregoing the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the SPAC and the Company and the SPAC shall amend this Agreement to reflect such offer made by the SPAC, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(e)

Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 6.8(c).

(f)

Nothing in this Agreement shall prohibit the Company Board from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Further, nothing in this Agreement shall prevent the Company Board from making any disclosure to the Company Shareholders if the Company Board, acting in good faith and upon the advice of its legal and financial advisors, shall have determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such disclosure is otherwise required under Law; provided, however, that, notwithstanding that the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Change in Recommendation, other than as permitted by Section 6.8(c).

(g)

If the Company provides a Superior Proposal Notice to the SPAC after a date that is less than five Business Days before the Company Meeting, the Company shall, upon request from the SPAC, postpone the Company Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting (and, in any event, no less than five Business Days prior to the Outside Date), provided however that if the Company has fully complied with Section 6.8(c) through Section 6.8(d), it may then cancel the Company Meeting.

6.9	No Trading.

The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the Stock Exchange promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the SPAC (other than to engage in the Arrangement and the Amalgamation in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.10	Notification of Certain Matters.

During the Interim Period, (a) each Party shall give prompt notice to the other Parties if such Party or its Affiliates, and (b) the Company shall give prompt notice to the SPAC if, to the Company’s Knowledge: (i) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect; (ii) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (A) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (B) any non-compliance with any Law by such Person or its Affiliates; (iii) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, false or untrue, would constitute a breach of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not being satisfied or the satisfaction of those conditions being materially delayed; or (v) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.11	Efforts.

(a)

Upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)

As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)

Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require the SPAC or the Company, and the SPAC and the Company shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company, or on the business of the SPAC (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).

(d)

Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.12	Tax Matters.

(a)

Neither the SPAC Shareholders nor the Company shall have any obligation or Liability with respect to any Excise Tax imposed on the Company, the SPAC or AB PubCo as a result of the Business Combination and shall not be required to indemnify any Person for the payment of such Excise Tax and AB PubCo shall be responsible for the prompt payment of any Excise Tax if and when due.

(b)

AB PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, which shall constitute “Expenses” hereunder.

(c)

The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, the transactions contemplated by this Agreement are intended to be treated consistent with the Intended Tax Treatment. Provided the Arrangement, including the Amalgamation, satisfy the requirements applicable to the Intended Tax Treatment, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment. Notwithstanding the foregoing or anything herein to the contrary, none of the Parties makes any representation, warranty or covenant to any other Party or holder of SPAC Securities or Company Securityholder regarding the U.S. tax treatment of the Arrangement or any component thereof.

(d)	This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Amalgamation.

(e)

The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to the SPAC or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to the SPAC or counsel to the Company, including in connection with the Closing and any filing with the SEC. In the event the SEC requests or requires a tax opinion on the Intended SPAC Tax Treatment, the SPAC shall use reasonable best efforts to cause Loeb & Loeb LLP to deliver such opinion, and in the event the SEC requests or requires a tax opinion on the Inversion or the Intended Company Tax Treatment, the Company shall use reasonable best efforts to cause Dorsey & Whitney LLP to deliver such opinion, each such opinion being subject to the assumptions, qualifications, and reasoning as determined by the counsel delivering such opinion, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Inversion or the Intended Company Tax treatment.

6.13	Further Assurances.

The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.14	The Registration Statement.

(a)

As promptly as practicable after the date hereof, the SPAC shall prepare, with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of AB PubCo Common Shares (x) to be issued under this Agreement as the Shareholder Amalgamation Consideration and (y) the replacement AB PubCo Securities issued in the SPAC Continuance, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC Shareholders for the matters to be acted upon at the SPAC Special Meeting and providing the SPAC Public Shareholders an opportunity in accordance with the SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Shares redeemed (such rights to have their SPAC Shares redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at an extraordinary general meeting of the SPAC Shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the SPAC Continuance and the Amalgamation (and, to the extent required, the issuance of any shares in connection with the Debenture Financing), by the SPAC Shareholders in accordance with the SPAC’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the ABCA, as applicable, and the rules and regulations of the SEC and the Stock Exchange, (ii) the effecting of the SPAC Continuance, including the adoption of AB PubCo Organizational Documents, (iii) the adoption of the A&R AB PubCo Organizational Documents, (iv) the change of name of AB PubCo in connection with the Amalgamation, (v) the adoption and approval of a new equity incentive plan, in a form reasonably acceptable to the Company and the SPAC, and which will provide for awards for a number of AB PubCo Common Shares equal to ten percent (10%) of the aggregate number of AB PubCo Common Shares issued and outstanding immediately after the Closing (calculated after giving effect to the Redemption and assuming full exercise of the Converted Options), (vi) the release of fifty percent (50%) of the Founder Shares (as defined in the A&R Sponsor Agreement) from the lock-up restrictions applicable thereto, (vii) such other matters as the Company and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Arrangement, the Amalgamation and the other transactions contemplated by this Agreement (including any proposal to alter the authorized share capital of AB PubCo to match the authorized share capital of Amalco Sub) (the approvals described in foregoing clauses (i) through (vii), collectively, the “SPAC Shareholder Approval Matters”), and (viii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the SPAC. If on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, the SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting. In connection with the Registration Statement, the SPAC will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC’s Organizational Documents, the Securities Act, the DGCL and the ABCA, as applicable, and the rules and regulations of the SEC and the Stock Exchange. The SPAC and the Company and their respective counsel shall cooperate and provide one another with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and any comments timely made in good faith shall be considered. The Company and the SPAC shall each provide the other with such information concerning the Company, the SPAC and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company or the SPAC, as applicable, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)

The SPAC shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Special Meeting and the Redemption. Each of the SPAC and the Company shall make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents; provided, however, that the SPAC shall not amend or supplement the Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(c)

The SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the SPAC shall consider any such comments timely made in good faith under the circumstances.

(d)

As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the SPAC shall distribute the proxy statement/prospectus contained in the Registration Statement to the SPAC Shareholders and the Company Shareholders, and pursuant thereto, shall call the SPAC Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)

The SPAC shall comply with all applicable Laws, any applicable rules and regulations of the Stock Exchange, the SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Redemption.

(f)

All Expenses of, related to and incurred in connection with the preparation, filing, processing, and approval of the Registration Statement including, but not limited to, all auditing, accounting, legal, exchange listing fees, SEC and other filing fees, proxy fees, redemption fees, printing fees and mailing expenses shall constitute Expenses of the Company and shall be promptly paid by the Company as incurred.

6.15	Public Announcements.

(a)

The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance provided, however, that the foregoing shall not prohibit the SPAC, the Sponsor, and their respective Representatives from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential Debenture Investors in connection with a Debenture Financing in accordance with Section 12.1, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 6.2 and this Section 6.15, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, the SPAC and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.15.

(b)

The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review and comment prior to filing and the SPAC shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

6.16	Confidential Information.

(a)

The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the SPAC), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without the SPAC’s prior written consent; and (ii) in the event that the

Company, or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide the SPAC to the extent legally permitted with prompt written notice of such requirement so that the SPAC or an Affiliate thereof may seek, at the SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the SPAC waives compliance with this Section 6.16(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its respective Representatives to, promptly deliver to the SPAC or destroy (at the SPAC’s election) any and all copies (in whatever form or medium) of the SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)

The SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the SPAC and their respective Representatives shall be permitted to disclose all Company Confidential Information to the extent required by the Federal Securities Laws.

6.17	Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.

(a)

The Parties shall take all necessary action, including causing the directors of the SPAC to resign, such that (i) effective as of the Effective Time, the post-closing AB PubCo Board will consist of seven (7) directors (the “Post-Closing AB PubCo Board”), including (A) five (5) directors designated by the Company prior to Closing, at least three (3) of whom shall qualify as independent directors under Stock Exchange rules, and (B) two (2) directors designated by the Sponsor prior to the Closing, at least one (1) of whom shall qualify as an independent director under Stock Exchange rules, and (ii) the Post-Closing AB PubCo Board will be elected effective as of the Effective Time; provided, however, that such designees shall, in the case of the Company designees, be reasonably acceptable to the Sponsor, and in the case of the Sponsor designee, be reasonably acceptable to the Company; and provided, further, that the Chairman and CEO of the Company immediately prior to the Effective Time shall be the Chairman of the Post-Closing AB PubCo Board immediately after the Effective Time. Prior to the filing of the Registration Statement with the SEC, the Sponsor and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or the Sponsor) on the directors to be appointed to the audit, compensation and nominating committees.

(b)

The Parties shall take all action necessary, including causing the executive officers of the SPAC to resign, such that the individuals serving as the Chief Executive Officer and Chief Financial Officer of the Company immediately prior to the Effective Time will serve in the same respective offices of AB PubCo immediately after the Effective Time.

(c)

The SPAC and the Company shall obtain a background check and a completed directors & officers questionnaire with respect to any individual that will serve on the Post-Closing AB PubCo Board at the Company’s expense.

(d)

Each of the Company and the SPAC shall cause all individuals who will serve on the Post-Closing AB PubCo Board or as officers of AB PubCo following the Closing, and such individuals shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with such appointments, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 6.17(a) does not satisfy any requirement of a Governmental Authority, including applicable rules required by the SEC and the rules and listing standards of the Stock Exchange, to serve as a director of AB PubCo, then (i) there shall be no obligation to appoint such individual pursuant to Section 6.17(a) and (ii) the Company or the Sponsor, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

(e)	At or prior to the Closing, AB PubCo will provide each member of the Post-Closing AB PubCo Board with a customary director indemnification agreement.

(f)

The Parties shall negotiate in good faith to finalize employment agreements with the Chief Executive Officer, the Chief Financial Officer and the Resource Manager, in a form to be mutually agreed upon by the Company and the SPAC, which agreements shall include non-compete and non-solicitation terms favorable to AB PubCo and the Company.

6.18	Indemnification of Directors and Officers; Tail Insurance.

(a)

The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC or Amalco Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the SPAC or Amalco Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the SPAC or Amalco Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, AB PubCo and the Company shall cause the Organizational

Documents of AB PubCo and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC and Amalco Sub to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the consummation of the Arrangement and the Amalgamation and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)

For the benefit of the SPAC’s and Amalco Sub’s directors and officers, the Company shall prior to the Effective Time obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. AB PubCo and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and AB PubCo and the Company shall be responsible for and shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)

If AB PubCo, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of AB PubCo or the Company shall assume all of the obligations set forth in this Section 6.18.

(d)

The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.18 are intended to be third party beneficiaries of this Section 6.18. This Section 6.18 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the SPAC, and the Company.

6.19	Extensions.

With respect to any Extensions, the SPAC shall be solely responsible for the $80,000 monthly expense necessary for the first five (5) one-month period Extensions (i.e., the SPAC will make these payments through the end of August 2023), as approved prior to the date hereof by the SPAC Shareholders (such costs and expenses that are payable by the SPAC, the “SPAC Extension Expenses”), and thereafter, any cost and expenses related to Extensions shall be paid 50% by the SPAC and 50% by the Company. For clarity, starting with the payments associated with any Extension in September 2023 and thereafter, these payments will be split 50% by the SPAC and 50% by the Company. The SPAC will use reasonable best efforts to obtain additional Extensions as necessary to ensure that the latest Extension does not expire prior to the Outside Date.

6.20	Trust Account Proceeds.

Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VIII and provision of notice thereof to the Trustee, (a) at the Closing, the SPAC shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the SPAC Public Shareholders pursuant to the Redemption and (B) distribute all remaining amounts then available in the Trust Account, including any interest earned on amounts in the Trust Account, to the SPAC (which amounts shall be used to pay SPAC Specified Expenses and thereafter shall be distributed to AB PubCo), and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.21	EnerTwin Due Diligence.

During the Interim Period, the Company shall use reasonable best efforts to provide the SPAC with (a) information about the operations, projections, integration, liabilities and finances of the EnerTwin business segment and such other materials that the SPAC and its Representatives may reasonably request and (b) access to the management personnel that oversees the EnerTwin business during normal business hours.

6.22	South Peten Basin Guatemala Property.

During the Interim Period, the Company shall use reasonable best efforts to enter into a joint venture agreement with Leonard Van Betuw regarding the property located at Block 2-2014 in the South Peten Basin in Guatemala with respect to oil and gas exploration and production (the “Guatemala Oil and Gas Joint Venture Agreement”) with the following terms: (a) appointment of the Company as the sole property operator, (b) a contractual grant to the Company of all rights to the property, including all acreage and reserves, that the Company would have if it had full legal title and ownership of the asset, including an entitlement to at least ninety percent (90%) of its revenues and profits, (c) a prohibition against the sale of the property without the Company’s consent, (d) an agreement duration that corresponds to the life of the property.

6.23	Minimum Cash.

The SPAC shall use reasonable best efforts to have aggregate cash proceeds available to AB PubCo immediately prior to the Closing that may be funded at or after the Closing equal to or in excess of USD$25,000,000, inclusive of funds committed to AB PubCo pursuant to the Forward Purchase Agreement as in effect as of the date hereof, which aggregate cash proceeds shall be calculated prior to payment of any Expenses and expected expenses of the SPAC. The Forward Purchase Agreement executed as of the date hereof has a commitment of $25,000,000, thereby satisfying this covenant.

ARTICLE VII

NO SURVIVAL

7.1	No Survival.

Representations and warranties of each Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement shall not survive the Closing, and from and after the Closing, each Party and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against any Party or their respective Representatives with respect thereto. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VIII

CLOSING CONDITIONS

8.1	Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Arrangement, including the SPAC Continuance, the Amalgamation and the other transactions described herein, shall be subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC of the following conditions:

(a)

Required SPAC Approvals. The SPAC Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the SPAC Special

Meeting in accordance with the SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b)

Required Company Approvals. The Company Shareholder Approval Matters that are submitted to the vote of the Company Shareholders at the Company Meeting in accordance with the Company Circular shall have been approved by the requisite vote of Company Shareholders at the Company Meeting in accordance with the Company’s Organizational Documents, applicable Law and the Company Circular (the “Required Company Shareholder Approval”).

(c)

No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d)

Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(e)	Stock Exchange Listing. The AB PubCo Common Shares and AB PubCo Public Warrants shall have been approved for listing on the NYSE or Nasdaq, subject to official notice of issuance.

(f)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(g)

Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the SPAC, each acting reasonably, on appeal or otherwise.

(h)

Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement and no Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement.

(i)

Antitrust Approval. If a filing is made pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, all applicable waiting periods under the HSR Act shall have expired or been terminated.

8.2	Conditions to Obligations of the Company.

In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Amalgamation and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)	Representations and Warranties.

(i)

Each of the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.17 (Finders and Brokers), Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement) and Section 4.10 (Finders and Brokers) (collectively, the “SPAC Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)

Each of the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in ARTICLE III and ARTICLE IV (other than the SPAC Specified Representations and the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Section 3.5 (Capitalization) and Section 4.5 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect.

(iii)

The representations and warranties of the SPAC and Amalco Sub, respectively, contained in Section 3.5 (Capitalization) and Section 4.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)

Agreements and Covenants. The SPAC and Amalco Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except in the case of the Section 14.1 or where compliance with any such obligation, agreement or covenant has been waived in writing by the Company. For the avoidance of doubt, the securing of any Debenture Financing pursuant to Section 12.1 and the Parties’ respective compliance with Section 12.1 shall not be a condition to Closing.

(c)	No Material Adverse Effect. No SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)	SPAC Continuance. With respect to the Amalgamation, the SPAC Continuance shall have been consummated in accordance with Section 1.7(a).

(e)	Closing Deliverables.

(i)

OFFICER CERTIFICATE. The SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.2(a) Section 8.2(b) and Section 8.2(c).

(ii)

SECRETARY CERTIFICATE. The SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the SPAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the SPAC Continuance) and (B) the resolutions of the SPAC’s Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(iii)	GOOD STANDING. The SPAC shall have delivered to the Company a good standing certificate for the SPAC, certified as of a date no earlier than thirty (30) days prior to the

Closing Date from the proper Governmental Authority of the SPAC’s jurisdiction of organization.

(iv)	SPONSOR AGREEMENT. The A&R Sponsor Agreement shall remain in full force and effect.

(v)

INDEMNIFICATION AGREEMENTS. The SPAC shall have entered into indemnification agreements, in a form to be mutually agreed upon by the SPAC and the Company, with each of the people set forth on Schedule 8.2(e)(v).

(vi)

RESIGNATIONS. The Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of the SPAC as necessary to give effect to the requirements of Section 6.17

8.3	Conditions to Obligations of the SPAC.

In addition to the conditions specified in Section 8.1, the obligations of the SPAC and Amalco Sub to consummate the Arrangement, the SPAC Continuance, the Amalgamation and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the SPAC) of the following conditions:

(a)	Representations and Warranties.

(i)

Each of the representations and warranties of the Company contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), and Section 5.27 (Finders and Brokers) (collectively, the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date immediately prior to the Amalgamation Effective Time as if made on the Closing Date immediately prior to the Amalgamation Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)

Each of the representations and warranties of the Company contained in ARTICLE V (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 5.3 (Capitalization.)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Amalgamation Effective Time as if made on the Closing Date immediately prior to the Amalgamation Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect.

(iii)

The representations and warranties of the Company contained in Section 5.3 (Capitalization.) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)

Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the SPAC.

(c)	No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)	Guatemala Oil and Gas Joint Venture Agreement. The Guatemala Oil and Gas Joint Venture Agreement shall have been entered into in form and substance reasonably acceptable to the SPAC.

(e)	Closing Deliverables.

(i)

OFFICER CERTIFICATE. The SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c).

(ii)

SECRETARY CERTIFICATE. The Company shall have delivered to the SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company Organizational Documents as in effect as of the Closing Date (B) the requisite resolutions of the Company’s Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Amalgamation and the other transactions contemplated hereby and thereby.

(iii)

GOOD STANDING. The Company shall have delivered to the SPAC a good standing certificate (or similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv)	A&R SPAC REGISTRATION RIGHTS AGREEMENT. The A&R SPAC Registration Rights Agreement shall remain in full force and effect.

(v)

COMPANY SUPPORT & LOCK-UP AGREEMENT. The Core Company Securityholder and each other Company Earnout Participant shall be party to a Company Support & Lock-Up Agreement that remains in full force and effect.

8.4	Frustration of Conditions.

Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1	Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)	by mutual written consent of the SPAC and the Company;

(b)	by written notice by either the SPAC or the Company, if:

(i)

the Company Meeting is duly convened and held (including any adjournment or postponement thereof), the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(ii)

the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(iii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iv)

the Effective Time does not occur on or prior to October 31, 2023, subject to a one-time thirty (30)-day extension upon written agreement of the Parties (the “Outside Date”), provided that a Party may not terminate this Agreement pursuant to this Section 9.1(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	by written notice by the Company to the SPAC, if:

(i)

there has been a breach by the SPAC or Amalco Sub, or if any representation or warranty of the SPAC or Amalco Sub, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the SPAC or Amalco Sub or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if at such time the Company is in material uncured breach of this Agreement; or

(ii)	the Company Board either:

(A)	makes a Change in Recommendation in accordance with Section 6.8(c), or

(B)	the Company enters into a written agreement with respect to a Superior Proposal in accordance with Section 6.8 and provided that the Company is then in compliance with Section 6.8;

(iii)

if there has been a SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect following the date of this Agreement which is uncured for at least thirty (30) Business Days after written notice of such SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect is provided by the Company to the SPAC.

(d)	by written notice by the SPAC to Company, if:

(i)	there has been a breach by the Company, or if any representation or warranty of the Company, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if at such time the SPAC or Amalco Sub is in material uncured breach of this Agreement;

(ii)

prior to the approval by the Company Shareholders of the Arrangement Resolution, (A) the Company Board fails to unanimously recommend, withdraws, amends, modifies or qualifies in a manner that has substantially the same effect, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by the SPAC, acting reasonably, the approval or recommendation of the Arrangement or the Arrangement Resolution (a “Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a Change in Recommendation) unless the Company provides a Superior Proposal Notice to the SPAC within such timeframe, in which case the Company will have until the end of the Matching Period to reaffirm the Company Board Recommendation, (B) the Company Board approves, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal; or (C) the Company breaches Section 6.8; or

(iii)

if there has been a Company Material Adverse Effect following the date of this Agreement which is uncured for at least thirty (30) Business Days after written notice of such Company Material Adverse Effect is provided by the SPAC to the Company.

9.2	Effect of Termination.

This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15 (Public Announcements), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Section 10.1 (Waiver of Claims Against Trust), ARTICLE XI (Miscellaneous) and Section 11.3 (Third Parties.) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3	Fees and Expenses; Company Termination Fee.

All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company; provided, however, that:

(a)

subject to Sections 9.3(b) through 9.3(d), the SPAC shall be responsible for (i) all Expenses relating to the SPAC’s ordinary course Exchange Act reporting, (ii) all Expenses relating to monthly payments of the Trust Account, and (iii) the SPAC Extension Expenses (collectively, the “SPAC Specified Expenses”).

(b)

if this Agreement is terminated (i) by the Parties pursuant to Section 9.1(a), (ii) by the SPAC or the Company pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(b)(iv), or (iii) by the Company pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses;

(c)

if this Agreement is terminated (i) by the Company pursuant to Section 9.1(b)(i) or Section 9.1(c)(ii) or (ii) by the SPAC pursuant to Section 9.1(d), the Company shall pay to the SPAC, by wire transfer of immediately available funds within thirty (30) Business Days after such termination, the Company Termination Fee in addition to all Expenses incurred by the SPAC in connection with this Agreement and the transactions contemplated hereby up to the date of such termination; and

(d)

if the transactions contemplated by this Agreement are consummated, AB PubCo shall bear all of the Expenses of the Parties; provided, however, that (i) this Section 9.3(d) shall not be construed to alter the application of the Trust Account proceeds as set forth in Section 6.20 and (ii) to the extent all or any portion of the SPAC Specified Expenses are not paid from the Trust Account proceeds, the SPAC Specified Expenses will be paid by the Sponsor with no continuing liability to the Company or AB PubCo.

As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including (i) all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Affiliates; (ii) all filing fees in connection with any approvals required or advisable in connection with the transactions contemplated by this Agreement, including under the HSR Act; and (iii) all fees and expenses of proxy solicitors, Edgarization and filing services, and printing and distribution of the Proxy Statements) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated by this Agreement including redemption fees and Transfer Taxes. All deferred expenses (including fees or commissions payable to the IPO Underwriters and any legal fees) of the IPO due upon consummation of a Business Combination shall constitute Expenses of AB PubCo, which Expenses will be payable by AB PubCo in accordance with Section 9.3(d) above.

The Company acknowledges and agrees that the provisions of Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the SPAC would not have entered into this Agreement. If the Company fails to pay in a timely manner the amounts due pursuant to Section 9.3 and, in order to obtain such payment, the SPAC makes a claim against the Company that results in a judgment, the Company party shall pay to the SPAC its reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred or accrued in connection with such claim. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

ARTICLE X

WAIVERS AND RELEASES

10.1	Waiver of Claims Against Trust.

Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus other than SEC Reports, the SPAC’s Organizational Documents, and the Trust Agreement and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the IPO Underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public shareholders (including overallotment shares acquired by the IPO Underwriters) (the “SPAC Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the SPAC Public Shareholders in the event they elect to redeem their SPAC Shares in connection with the Business Combination or in connection with an amendment to the SPAC’s Organizational Documents to extend the SPAC’s deadline to consummate a

Business Combination, (b) to the SPAC Public Shareholders if the SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to AB PubCo after or simultaneously with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or its Affiliates from pursuing a claim against the SPAC, Amalco Sub or any other Person for legal relief against monies or other assets of the SPAC or Amalco Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, the Company hereby acknowledges and agrees that it and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

ARTICLE XI

MISCELLANEOUS

11.1	Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SPAC or Amalco Sub at or prior to the Closing, or to the Sponsor, to: Insight Acquisition Corp. 333 East 91st Street New York, New York 10128 Attn: Michael Singer	with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Mitchell Nussbaum Telephone No.: (212) 407-4159 E-mail: mnussbaum@loeb.com
Telephone No.: (917) 374-2922 E-mail: msinger@insightacqcorp.com

If to the Company, to: Avila Energy Corporation 1439 17th Avenue SE, Suite 201 Calgary, AB T2G 1J9 Attention: Leonard Van Betuw Email: leonard.v@avilaenergy.com	with a copy (which will not constitute notice) to: WeirFoulds LLP TD Bank Tower 66 Wellington Street West, Suite 4100 Toronto, Ontario M5K 1B7 Attention: Wayne Egan Email: wegan@weirfoulds.com

11.2	Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3	Third Parties.

Except for the rights of (a) the D&O Indemnified Persons set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, the Sponsor shall be an express third-party beneficiary of Section 6.4, Section 6.15, Section 6.16, Section 9.2, Section 11.1, Section 11.2, this Section 11.3, Section 11.6, Section 11.8, Section 11.9.

11.4	Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Province of Alberta and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the Province of Alberta. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

11.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6	Remedies; Specific Performance.

Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.7	Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8	Amendment.

This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the SPAC and the Company.

11.9	Waiver.

The SPAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

11.10	Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.11	Interpretation.

The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site on https://duntonrainville-my.sharepoint.com/personal/jbelly_duntonrainville_com/_layouts/15/onedrive.aspx?ga=1 maintained on behalf of the Company in connection with the transactions contemplated by this Agreement, and the SPAC and its Representatives have been given access to such electronic data side containing such information at least two days prior to the date of this Agreement.

11.12	Counterparts.

This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE XII

DEBENTURE FINANCING

12.1	Debenture Financing.

(a)

During the Interim Period, the SPAC and the Company shall use their commercially reasonable efforts to obtain commitments from certain investors (the “Debenture Investors”) for a private placement of Company’s convertible debentures (the “Debenture Financing”) pursuant to one or more subscription agreements, pursuant to which, among other things, the Debenture Investors will agree to subscribe for the Debenture Financing, upon the terms and subject to the conditions set forth therein.

(b)

The SPAC and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with the Debenture Financing (including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by the SPAC, and the preparation of materials reasonably necessary in connection therewith), and the SPAC and the Company shall keep each other informed of the status of any and all discussions pertaining to the Debenture Financing.

(c)

For the avoidance of doubt, any convertible debentures of the Company issued pursuant the Debenture Financing shall constitute Company Debentures for all purposes of this Agreement, including Section 1.13(d).

(d)	Whether or not Debenture Financing is obtained shall not be a condition to Closing under ARTICLE VIII.

ARTICLE XIII

DEFINITIONS

13.1	Certain Definitions.

For purpose of this Agreement, the following capitalized terms have the following meanings:

“A&R AB PubCo Organizational Documents” has the meaning specified in Section 1.10(b).

“A&R SPAC Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“A&R Sponsor Agreement” has the meaning specified in the Recitals hereto.

“ABCA” has the meaning specified in the Recitals hereto.

“AB PubCo” has the meaning specified in the Recitals.

“AB PubCo Common Shares” means, following the SPAC Continuance, the Class A common shares of AB PubCo as redesignated as “common shares” pursuant to Section 1.10(b).

“AB PubCo Class B Shares” means, following the SPAC Continuance, the Class B common shares of AB PubCo.

“AB PubCo Organizational Documents” has the meaning specified in Section 1.7(a).

“AB PubCo Securities” means, following the SPAC Continuance, AB PubCo Units, AB PubCo Shares, and AB PubCo Warrants, collectively.

“AB PubCo Shares” means AB PubCo Common Shares and AB PubCo Class B Shares, collectively.

“AB PubCo Units” means units of AB PubCo with equivalent terms to the SPAC Units.

“AB PubCo Warrants” means warrants to purchase shares in AB PubCo with equivalent terms to the SPAC Private Warrants and SPAC Public Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.8.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning specified in the Preamble hereto.

“Alberta Securities Act” has the meaning specified in Section 5.31.

“Alternative Transaction” has the meaning specified in Section 6.8.

“Amalco Sub” has the meaning specified in the Preamble hereto.

“Amalco Sub Material Adverse Effect” has the meaning specified in Section 4.3.

“Amalgamation” has the meaning specified in the Recitals hereto.

“Amalgamation Consideration” has the meaning specified Section 1.12.

“Amalgamation Effective Time” has the meaning specified in Section 1.8.

“Amended Debenture” has the meaning specified in Section 1.13(d).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Arrangement” has the meaning specified in the Recitals hereto.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Company Shareholders, substantially in the form set forth in Exhibit F.

“Articles of Amalgamation” has the meaning specified in Section 1.8.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the SPAC, each acting reasonably.

“Avila Surviving Company” has the meaning specified in Section 1.7(b).

“Balance Sheet Date” means (a) with respect to the Company, December 31, 2022 and (b) with respect to the SPAC, December 31, 2022.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Board” means the board of directors of a company as constituted from time to time.

“Book-Entry Shares” has the meaning specified in Section 1.15(b).

“Business Combination” has the meaning specified in the Recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Delaware are generally open for use by customers on such day.

“Canadian Certifications” has the meaning specified in Section 5.31.

“Cantor” has the meaning specified in the Recitals hereto.

“CDS” has the meaning specified in Section 1.15(b).

“Certificates” has the meaning specified in Section 1.15(b).

“Certificate of Incorporation” means the certificate of incorporation or articles of incorporation, as applicable, of a corporation.

“Change in Recommendation” has the meaning ascribed thereto in Section 9.1(d)(ii).

“Closing” has the meaning specified in Section 2.1

“Closing Date” has the meaning specified in Section 2.1.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific Section of the Code shall include such Section and any valid treasury regulation promulgated thereunder.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.19(a).

“Company Board Recommendation” has the meaning ascribed thereto in Section 1.4(b).

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person that disclosed such Company Confidential Information to the receiving party.

“Company Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company, including the Company Options, Company Warrants and Company Debentures.

“Company Debentures” means the outstanding convertible debentures of the Company in the aggregate amount of $745,000, which are convertible at the election of the holder for up to 4,450,000 Company Shares. For the avoidance of doubt, the Company Debentures do not include the Forced Conversion Company Debentures.

“Company Disclosure Schedules” has the meaning specified in ARTICLE V.

“Company Dissenting Shareholders” means those Company Shareholders that properly exercise their Dissent Rights in respect of the Company Shareholder Approval Matters.

“Company Earnout Participants” has the meaning specified in Section 1.16(a).

“Company Earnout Shares” has the meaning specified in Section 1.16(a).

“Company Equity Incentive Plan” means the equity incentive plan of the Company, as amended and restated from time to time.

“Company Fairness Opinion” has the meaning specified in Section 6.6.

“Company Financials” has the meaning specified in Section 5.7(a).

“Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company and includes all of the Company Registered IP.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to the Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Licenses” has the meaning specified in Section 5.13(a).

“Company Material Adverse Effect” has the meaning specified in Section 5.5.

“Company Material Contract” has the meaning specified in Section 5.12(a).

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set forth in the Company Circular and agreed to in writing by the SPAC, acting reasonably.

“Company Options” means each option (whether vested or unvested) to purchase Company Shares granted, and that remains outstanding, under the Company Equity Incentive Plan.

“Company Organization Documents” means the Company’s constating documents.

“Company Permits” has the meaning specified in Section 5.10.

“Company Personal Property Leases” has the meaning specified in Section 5.16.

“Company Products” means each of the products, services, and software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of any of the Company, including any products or services (a) made available through or as part of the Company website or (b) derived from or incorporating any Company data.

“Company Registered IP” has the meaning specified in Section 5.13(a).

“Company Report Preparer” has the meaning specified in Section 5.15(c).

Company Reserve Reports has the meaning specified in Section 5.15(c).

“Company Sale” means, other than the transactions contemplated by this Agreement, (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of the SPAC, or (b) a sale or disposition of all or substantially all of the assets of the SPAC and its Subsidiaries on a consolidated basis, in each case that results in AB PubCo Common Shares being converted into cash or other consideration (including equity securities of another Person) (other than a transaction or series of related transactions where AB PubCo Common Shares are converted into equity securities of a Person who has substantially similar ownership to the SPAC immediately prior to such transaction or series of related transactions).

“Company Securities” means, collectively, the Company Shares, the Company Options, the Company Warrants and the Company Debentures.

“Company Securityholders” means, collectively, the holders of Company Securities prior to the Amalgamation Effective Time.

“Company Shareholder Approval Matters” means approval of the Plan of Arrangement.

“Company Shareholders” means, collectively, the holders of Company Shares prior to the Amalgamation Effective Time.

“Company Shares” means the common shares of the Company.

“Company Specified Representations” has the meaning specified in Section 8.3(a)(i).

“Company Support & Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Company Systems” means the Systems that are owned or controlled by the Company or otherwise used in the business as currently conducted.

“Company Termination Fee” means Five Million Dollars ($5,000,000).

“Company Warrants” means the 24,545,515 outstanding common share purchase warrants of the Company, which are exercisable for up to 24,545,515 Company Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” has the meaning specified in Section 1.13(a).

“Converted Option” has the meaning specific in Section 1.13(b)

“Converted Warrant” has the meaning specified in Section 1.13(b).

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Core Company Securityholder” means Leonard Van Betuw.

“Court” means the Alberta Court of Queen’s Bench, or other court as applicable.

“CPAB” means the Canadian Public Accountability Board.

“CSE” Canadian Securities Exchange.

“D&O Indemnified Persons” has the meaning specified in Section 6.18(a).

“D&O Tail Insurance” has the meaning specified in Section 6.18(b).

“Data Activities” means the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data.

“DGCL” has the meaning specified in the Recitals hereto.

“Debenture Financing” has the meaning specified in Section 12.1(a).

“Debenture Investors” has the meaning specified in Section 12.1(a).

“Deferred Payment Date” has the meaning specified in Section 1.16(d)(ii).

“Deferred Payment Notice” has the meaning specified in Section 1.16(d)(ii).

“Designated Earnout Participants” has the meaning specified in Section 1.16(b).

“Designated Earnout Shares” has the meaning specified in Section 1.16(b).

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DTC” has the meaning specified in Section 1.15(b).

“Earnout Participants” means the Company Earnout Participants and the Designated Earnout Participants.

“Earnout Period” has the meaning specified in Section 1.16(a).

“Earnout Shares” has the meaning specified in Section 1.16(b).

“Earnout Milestone” has the meaning specified in Section 1.16(a).

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Effective Time Outstanding Company Shares” has the meaning specified in Section 1.13(a).

“Enforceability Exceptions” has the meaning specified in Section 3.2.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permit” has the meaning specified in Section 5.20(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.15(a).

“Excise Tax” means the 1% excise tax imposed on certain repurchases of stock of publicly traded U.S. and certain non-U.S. corporations made after December 31, 2022, as enacted under the Inflation Reduction Act of 2022 under Section 4501 of the Code.

“Expenses” has the meaning specified in Section 9.3.

“Extension” has the meaning specified in Section 6.3.

“Federal Securities Laws” has the meaning specified in Section 6.9.

“Final Order” means the final order of the Court, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or as such order may be affirmed or amended on appeal (provided that any such amendment is satisfactory to each of the Parties, acting reasonably).

“Forced Conversion Company Debentures” means the outstanding convertible debentures of the Company in the aggregate amount of $4,325,230, which are convertible at the election of the Company for up to 8,650,460 Company Shares.

“Forward Purchase Agreement” has the meaning specified in the Recitals.

“Fraud Claim” means any claim based on actual fraud involving a knowing and intentional misrepresentation or omission in making such Party’s representations and warranties expressly set forth in this Agreement or any Ancillary Document with the intent that any other Party rely thereon (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or omission or a similar theory).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including any stock exchange, securities commission, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guatemala Oil and Gas Joint Venture Agreement” has the meaning set forth in Section 6.22.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) or (iii) accrued bonuses, commissions or other incentive compensation, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (d) any obligations under any unfunded or underfunded pension or retirement, post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) Copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights together with all goodwill related to the foregoing.

“Intended Company Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended SPAC Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“Internet Assets” means all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Inversion” has the meaning specified in the Recitals hereto.

“Investment Company Act” has the meaning specified in Section 3.16.

“IPO” means the initial public offering of the SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” has the meaning specified in the Recitals hereto.

“IPO Underwriters” means the several underwriters, as represented by Cantor in the IPO.

“ITA” means the Income Tax Act (Canada).

“Knowledge” means, (a) with respect to the SPAC, the actual knowledge of the individuals set forth on Section 13.1(a) of the SPAC Disclosure Schedules after reasonable due inquiry, (b) with respect to Amalco Sub, the actual knowledge of the individuals set forth on Section 13.1(b) of the SPAC Disclosure Schedules after reasonable due inquiry, and (c) with respect to the Company, the actual knowledge of the individuals set forth on Section 13.1(c) of the Company Disclosure Schedules after reasonable due inquiry.

“Law” means any federal, state, county, local, provincial, municipal, foreign, supranational or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leases” has the meaning specified in Section 5.15.

“Letter of Transmittal” has the meaning specified in Section 1.15(b).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed IP” means all Intellectual Property in which the Company has or purports to have a license or non-ownership right to use or exploit such Intellectual Property, including Intellectual Property subject to a covenant not to sue in favor of the Company.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lost Certificate Affidavit” has the meaning specified in Section 1.15(f).

“Matching Period” has the meaning ascribed thereto in Section 6.8(c).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person, taken as a whole, or (b) the ability of such Person on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person does business; (ii) changes, conditions or effects that generally affect the industries in which such Person principally operates; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person principally operates; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person primarily conducts its businesses.

“Meteora” has the meaning specified in the Recitals.

“Milestone Achievement Notice” has the meaning specified in Section 1.16(d)(i).

“Nasdaq” means the Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Odeon” has the meaning specified in the Recitals hereto.

“OFAC” has the meaning specified in Section 3.18(c).

“Off-the-Shelf Software” has the meaning specified in Section 5.13(a).

“OFSI” means Canada’s Office of the Superintendent of Financial Institutions.

“Oil and Gas Contracts” means any of the following Contracts to which the applicable Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

“Oil and Gas Interests” means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (D) all Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of the Company’s business.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its Certificate of Incorporation, certificate of formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 9.1(b)(iv).

“Owned IP” means all Intellectual Property in which the Company has or purports to have an ownership interest in any nature (whether exclusively or jointly with another Person).

“Party” has the meaning specified in the Preamble hereto.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, provincial, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Plan of Arrangement” has the meaning specified in the Recitals hereto.

“Post-Closing AB PubCo Board” has the meaning specified in Section 6.17(a).

“Privacy Laws” means all applicable federal, state, provincial, local or foreign Laws, relating to privacy and protection of Personal Data and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (a) the portion of the Shareholder Amalgamation Consideration payable by the SPAC to such Company Shareholder in accordance with the terms of this Agreement, divided by (b) the total Shareholder Amalgamation Consideration payable by the SPAC to all Company Shareholders in accordance with the terms of this Agreement.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), claim, charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

“Proxy Statement” has the meaning specified in Section 6.14(a).

“Public Certifications” has the meaning specified in Section 3.7(a).

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption” has the meaning specified in Section 6.14(a).

“Redemption Rights” has the meaning specified in Section 6.14(a).

“Registration Statement” has the meaning specified in Section 6.14(a).

“Related Person” has the meaning specified in Section 5.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 10.1.

“Remedial Action” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (c) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Shareholder Approval” has the meaning specified in Section 8.1(b).

“Required SPAC Shareholder Approval” has the meaning specified in Section 8.1(a).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning specified in Section 3.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“SEDAR Reports” has the meaning specified in Section 5.31.

“Shareholder Amalgamation Consideration” has the meaning set forth in Section 1.12.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Source Code” means the source code and interpreted code for all Software, including all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into object code through assembly, compiling or otherwise, or capable of being interpreted (e.g., by an interpreter), in each case for operation on a host system, further including all related documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain or modify the Software without undue experimentation.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board means prior to the SPAC Continuance, the members of the board of directors of the SPAC.

“SPAC Class A Shares” means prior to the SPAC Continuance, the shares of Class A common stock, par value $0.0001 per share, of the SPAC.

“SPAC Class B Shares” means prior to the SPAC Continuance, the shares of Class B common stock, par value $0.0001 per share, of the SPAC.

“SPAC Confidential Information” means all material non-public information and confidential or proprietary documents and information concerning the SPAC or any of its Representatives; provided, however, that the SPAC Confidential Information shall not include any information which (a) is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the SPAC or its Representatives to the Company, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, the SPAC Confidential Information will include the confidential or proprietary information of the Company.

“SPAC Continuance” has the meaning specified in the Recitals hereto.

“SPAC Disclosure Schedules” has the meaning specified in ARTICLE III.

“SPAC Extension Expenses” has the meaning specified in Section 6.19.

“SPAC Financials” has the meaning specified in Section 3.7(d).

“SPAC Insiders” means each of Michael Singer, Jeff Gary, David Brosgol, Victor Pascucci III and William Ullman.

“SPAC Material Adverse Effect” has the meaning specified in Section 3.1.

“SPAC Material Contract” has the meaning specified in Section 3.14(a).

“SPAC Preferred Shares” means the shares of preferred stock, par value $0.0001 per share, of the SPAC.

“SPAC Private Warrants” means non-redeemable whole warrants, issued in a private placement to the Sponsor at the time of the consummation of the IPO, entitling the holders thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“SPAC Public Shareholders” has the meaning specified in Section 10.1.

“SPAC Public Warrants” means redeemable whole warrants, one-fourth (1/4th) of each such warrant which was included as part of each SPAC Unit issued in the IPO, entitling the holders thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“SPAC Securities” means prior to the SPAC Continuance, the SPAC Units, SPAC Shares, SPAC Preferred Shares and SPAC Warrants, collectively.

“SPAC Shareholder Approval Matters” has the meaning specified in Section 6.14(a).

“SPAC Shareholders” means, collectively, the holders of SPAC Shares prior to the Amalgamation Effective Time.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares, collectively.

“SPAC Special Meeting” has the meaning specified in Section 6.14(a).

“SPAC Specified Expenses” has the meaning set forth in Section 9.3(a).

“SPAC Specified Representations” has the meaning set forth in Section 8.2(a)(i).

“SPAC Units” means the units of the SPAC issued in the IPO (including overallotment units acquired by the IPO Underwriter), consisting of (a) one (1) SPAC Class A Share and (b) one-fourth (1/4th) of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Private Warrants and the SPAC Public Warrants, collectively.

“Sponsor” has the meaning specified in the Recitals hereto.

“Stock Exchange” means, with respect to any Person, the principal securities exchange or securities market on which such Person’s common equity is then traded, if any.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire, directly or indirectly, not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company on a consolidated basis that did not result from a breach of Section 6.8 and: (a) that is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, (b) that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board after receipt of advice from its financial advisors and legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to a due diligence condition; and (d) in respect of which the Company Board determines, in its good faith judgment, after receiving the advice of its legal counsel and its financial advisors, that it would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favorable, from a financial point of view, to Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the SPAC pursuant to Section 6.8(c)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 6.8(c).

“Tax” or “Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any Schedule or attachment thereto and including any amendments thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the AB PubCo Common Shares are actually traded on the principal securities exchange or securities market on which the AB PubCo Common Shares are then traded.

“Transfer Taxes” has the meaning specified in Section 6.12(b).

“Transmittal Documents” has the meaning specified in Section 1.15(d).

“Trust Account” means the trust account established by the SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 1, 2021, as it may be amended, by and between the SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the Board (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Leases or Unit or otherwise associated with an Oil and Gas Interest of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.

INSIGHT ACQUISITION CORP.

By:	/s/ Michael Singer
Name: Michael Singer
Title: Executive Chairman

AVILA AMALCO SUB INC.

By:	/s/ Michael Singer
Name: Michael Singer
Title: Chief Executive Officer and President

By:	/s/ Jeff Gary
Name: Jeff Gary
Title: Chief Financial Officer and Secretary

AVILA ENERGY CORPORATION

By:	/s/ Leonard B. Van Betuw
Name: Leonard B. Van Betuw
Title: President and CEO

By:	/s/ Jennifer Ottosen
Name: Jennifer Ottosen
Title: Chief Financial Officer

{Signature Page to Business Combination Agreement}